UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
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Hudson Pacific Properties, Inc.
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HUDSON PACIFIC PROPERTIES

2018 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 2, 2018

Dear Fellow Stockholder:
On behalf of the Board of Directors of Hudson Pacific Properties, Inc., I invite you to attend our Annual Meeting of Stockholders on Thursday, May 24, 2018 at 9:00 a.m. (PDT). The meeting will be held at our headquarters, located at 11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025.
I am pleased to report that 2017 was a strong year for Hudson Pacific Properties, Inc. We capitalized on our core capabilities, and our markets remained very healthy. This allowed us to exceed performance benchmarks and deliver excellent results for our stockholders.
In addition to conducting the official business of the meeting, I will touch on key highlights from 2017, which include:
•
Increasing our net income attributable to common stockholders per dilutive share by 76%, FFO (excluding specified items) per diluted share by 12%, our same-store total property GAAP and cash NOI by 9.7% and 13.0%, respectively, and our dividend by 25.0%;
•
Signing over two million square feet of new and renewal leases at 50.0% GAAP and 34.1% cash rent spreads;
•
Increasing our stabilized office properties leased percentage to 96.7%, and our same-store media & entertainment properties trailing 12-month leased percentage to 90.7%;
•
Selling $437 million of non-core assets, all at premiums to our basis, to recycle that capital into higher-yield opportunities;
•
Delivering 753,881 square feet of development and redevelopment projects nearly 80% pre-leased;
•
Expanding the Sunset Studios platform with the acquisition of Sunset Las Palmas Studios for $200 million; and
•
Implementing a corporate sustainability policy, designed to strengthen our portfolio’s performance vis-à-vis industry standards.

The enclosed notice of meeting and proxy statement highlights detailed information for the Annual Meeting. If you are unable to attend, we encourage you to vote by proxy. We offer multiple options for voting your shares, including by telephone, the Internet or mail as described beginning on page 7 of the proxy statement. Your vote is very important to us, and we value your engagement.
Thank you for your continued support of Hudson Pacific Properties, Inc.
Sincerely yours,

Victor J. Coleman
Chief Executive Officer, President and Chairman of the Board of Directors

Hudson Pacific Properties, Inc. 11601 Wilshire Blvd., Ninth Floor Los Angeles, California 90025 (310) 445-5700

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2018 Annual Meeting of Stockholders of Hudson Pacific Properties, Inc., a Maryland corporation. The meeting will be held at 9:00 a.m. (PDT), on Thursday, May 24, 2018, at 11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025.

At the 2018 Annual Meeting of Stockholders, our stockholders will consider and vote on the following matters:

(1)	The election of ten directors, each to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies;

(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

(3)	The advisory approval of the Company’s executive compensation for the fiscal year ended December 31, 2017, as more fully disclosed in the accompanying Proxy Statement; and

(4)	Any other business properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You must own shares of Hudson Pacific Properties, Inc. common stock at the close of business on March 23, 2018, the record date for the 2018 Annual Meeting of Stockholders, or hold a proxy from such a record holder, to attend and vote at the Annual Meeting or at any adjournments or postponements of the Annual Meeting. If you plan to attend, please bring a picture I.D. and, if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the close of business on March 23, 2018. If your shares are held in “street name,” you will also need a duly authorized proxy from your broker, bank or other nominee to vote your shares at the Annual Meeting. Regardless of whether you will attend, please authorize your proxy electronically through the Internet or by telephone or by completing and mailing your proxy card so that your votes can be cast at the Annual Meeting in accordance with your instructions. For specific instructions on authorizing a proxy, please refer to the instructions on the proxy card. Authorizing a proxy in any of these ways will not prevent you from voting in person at the 2018 Annual Meeting of Stockholders if you are a stockholder of record as of the record date for the Annual Meeting or if you hold a proxy from a record holder.

This Proxy Statement and accompanying proxy card are available beginning April 2, 2018 in connection with the solicitation of proxies by the Board of Directors of Hudson Pacific Properties, Inc. for use at the 2018 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2017 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder.
By Order of the Board of Directors

Kay L. Tidwell
Executive Vice President, General Counsel and Secretary
Los Angeles, California
April 2, 2018

Important Notice Regarding Availability of Proxy Materials For the Stockholder Meeting to be Held on May 24, 2018: The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2017 Annual Report are available at http://www.edocumentview.com/HPP.

PROXY STATEMENT

PROXY SUMMARY

2017 BUSINESS HIGHLIGHTS

We are a vertically integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art media and entertainment properties in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. We invest across the risk-return spectrum, favoring opportunities where we can employ leasing, capital investment and management expertise to create additional value.

Our business strategy has resulted in a consistent track record of creating strong operational performance and significant long-term value for our stockholders.

OPERATIONS
●	Achieved net income attributable to common stockholders per diluted share equal to $0.44, reflecting a 76% increase from 2016;
●	Achieved funds from operations (“FFO”),(1) excluding specified items, per diluted share equal to $1.99, reflecting a 12% increase from 2016, demonstrating industry-leading earnings growth;
●	Generated superior same-store GAAP and cash growth(2) of 9.7% and 13.0%, respectively;
●	Ended 2017 with a stabilized office portfolio lease rate of 96.7%; and
●	Executed new and renewal leases covering over two million square feet at GAAP and cash rent spreads of 50.0% and 34.1%, respectively.

STRATEGIC GROWTH
●	Sold $437 million of assets, all at a premium to original purchase price;
●	Purchased $200 million of assets (Sunset Las Palmas Studios in Hollywood);
●
Completed public offering of 18.6 million shares of our common stock at $35 per share to facilitate the final sale by certain affiliates of The Blackstone Group L.P. (collectively, “Blackstone”) and certain funds affiliated with Farallon Capital Management, L.L.C. (the “Farallon Funds”) of all their remaining shares and units in the Company (January 2017), completed public offering of 9.8 million shares of our common stock at $36 per share, raising net proceeds of approximately $337.5 million (March 2017) and completed inaugural bond offering of $400 million aggregate principal amount of 3.950% 10‐year senior notes of Hudson Pacific Properties, L.P. (the “operating partnership”)(October 2017); and

●	Achieved significant growth while maintaining a strong balance sheet, with debt/total market capitalization of 31.1%.
__________________

(1)	Refer to Appendix A for our definition of FFO and a reconciliation of net income attributable to common stockholders in accordance with GAAP to FFO, excluding specified items.

(2)	Refer to Appendix A for a definition of change in GAAP and cash rents.

We believe that the value creation produced from an investment in real estate should be assessed over a long-term period, and our strategy has focused on long-term value creation. While our one-year total stockholder return (“TSR”) was 1.41% as compared to 4.02% at the median of our peer group, we have consistently delivered exceptional TSR performance over the last seven years.

Total Shareholder Returns(1)(2)

3-Year	5-Year	7-Year	Key:
as of 12/31/2017	as of 12/31/2017	as of 12/31/2017

HPP 23%	HPP 83%	HPP 123%	HPP: Hudson Pacific Properties, Inc.
Peer Group 22%	Peer Group 81%	SNL Equity 109%	Peer Group: Peer Group Median (see page 38)
SNL Equity 21%	SNL Equity 60%	SNL Office 76%	SNL Equity: SNL U.S. REIT Equity Index
SNL Office 16%	SNL Office 55%	Peer Group 74%	SNL Office: SNL U.S. REIT Office Index
__________________

(1)	Per SNL Financial.

(2)	Peer Group data excludes companies that did not trade publicly for the entire period referenced.

2017 COMPENSATION HIGHLIGHTS

The Compensation Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success.

The Company believes that our current executive compensation program represents a balanced, pay-for-performance structure, with the following key highlights:

Pay-Performance Alignment	●	88% of our CEO’s 2017 total annual compensation was variable and performance-based (81% on average for our other named executive officers (“NEOs”)).
	●	23% of our CEO’s 2017 total annual compensation continues to be at-risk and will only be earned if significant TSR-based performance goals are achieved (22% on average for our other NEOs).
	●	At year-end 2017, the Compensation Committee realigned our CEO’s and the other NEOs’ equity to be more performance-based (e.g., Outperformance Plan (“OPP”)).
Continued Use of Formulaic Incentive Compensation	●
80% of our 2017 cash bonus program is based on pre-established Company performance measures, with the remaining 20% determined at the Compensation Committee’s discretion based on a subjective review of other Company performance and individual performance.

●
2017 OPP equity awards are earned based on our achievement of TSR in excess of 27% (or an average of 9% annually) and relative TSR above the SNL U.S. Equity REIT Index over a three-year performance period.

Strong Compensation Governance	●	Mandatory holding period for equity of three years beyond the vesting date of time-based restricted stock awards and two years beyond the vesting date of any units earned under the 2017 OPP.
	●	Stock ownership guidelines for executives and directors, with ownership requirement of 10x base salary for the CEO.
	●	Double-trigger change-in-control provisions and no excise tax gross-ups.
	●	Anti-hedging and anti-pledging policy that prohibit executives and directors from hedging and pledging our securities.

CORPORATE SUSTAINABILITY AND GIVING

The Company is committed to high performance sustainable operations. All of our office properties are benchmarked in the US Environmental Protection Agency’s ENERGY STAR Portfolio Manager, with 50% of the portfolio achieving an ENERGY STAR certification, and all developments are or will be Leadership in Energy & Environmental Design (LEED) certified. The Company is keenly focused on developing and operating innovative, energy and water efficient world class properties that also incorporate robust recycling and green cleaning best practices. In keeping with the Company’s continuous process improvement approach, in 2017 we developed and began implementing a Sustainability Assessment and are in the process of evaluating a Sustainability Strategic Plan to ensure the appropriate evolution of sustainability execution, with a focus on ways to drive positive financial and environmental outcomes for shareholders, tenants, employees and the communities in which we invest.

We are also committed to corporate social responsibility as part of our culture and value proposition to stakeholders. We uphold the highest business ethics, are committed to best-in-class standards for the health and safety for our employees, tenants and service provider partners, and have a robust community-giving program. Specifically, the Company supports and encourages our employees’ contributions to charitable organizations. To assist employees charitable giving and augment the impact of their charitable dollars, the Company created the Hudson Pacific Properties Charitable Giving Program. This program encourages employees to contribute to qualifying charitable organizations by matching donations and by allowing for additional paid time off for volunteerism, and providing donations to qualifying nonprofit organizations to which our employees volunteer.

BOARD DIVERSITY

At our 2017 Annual Meeting of Stockholders, a stockholder proposal requesting that the Board of Directors (the “Board”) prepare a report regarding diversity on our Board received a majority of votes. In response to the proposal, the Company prepared the following report, which is also available on our Website at www.hudsonpacificproperties.com under the Corporate Governance section of the Investor Relations page.
The Company is committed to diversity and recognizes the benefits of having a diverse Board. We view increasing diversity at the Board level as essential to maintaining our competitive advantage and supporting the attainment of our strategic objectives. Not only does diversity promote the inclusion of different perspectives and ideas, and ensure that the Company has the opportunity to benefit from all available talent, but the promotion of a diverse Board also makes prudent business sense and makes for better corporate governance. We believe that a truly diverse Board will include and make good use of differences in the skills, regional and industry experience, background, race, gender, cultural and other distinctions between directors. These differences are considered in determining the optimum composition of our Board. All Board appointments are based on merit, in the context of the skills, experience, independence and knowledge which the Board as a whole requires to be effective. The Company’s Nominating and Corporate Governance Committee regularly reviews and assesses Board composition on behalf of the Board and recommends the appointment of new directors. The Committee also oversees the conduct of the annual review of Board effectiveness. The Committee’s charter, in its enumeration of the duties and responsibilities of its members, provides guidance as to the criteria that should be considered by the Committee in selecting and recommending candidates for election to the Board, and diversity is among these criteria. In reviewing Board composition, the Committee considers the benefits of all aspects of diversity including, but not limited to, those described above, in order to enable it to discharge its duties and responsibilities effectively. In identifying suitable candidates for appointment to the Board, the Committee considers candidates on merit against objective criteria and with due regard for the benefits of diversity on the Board. As part of the annual performance evaluation of the effectiveness of the Board, Board Committees and individual directors, the Committee considers the balance of skills, experience, independence and knowledge of the Company on the Board and the diversity representation of the Board, including gender, how the Board works together as a unit, and other factors relevant to its effectiveness.
In early 2016, the Committee resolved to strengthen its commitment to diversity by seeking to identify one or more qualified female candidates for appointment to the Board. Relying on the vast professional networks of its incumbent directors for recommendations, members of the Committee convened on multiple occasions to discuss and compose a list of potential candidates, each of whom was suggested by members of the Board. In December of 2016, the Committee identified and agreed upon a candidate, whom the Committee approached regarding a possible directorship. The candidate, who initially expressed significant interest in serving on the Board, ultimately withdrew her candidacy just prior to the filing of the Company’s proxy statement in April of 2017. Her decision to withdraw was based on the time commitment required for service on the Board and other competing business commitments. The Committee reconvened following the 2017 Annual Meeting of Stockholders to identify other suitable female candidates to nominate to the Board. Following a meeting on August 15, 2017, the Committee nominated Andrea Wong for election to the Board. On August 16, 2017, the Board voted unanimously to elect Ms. Wong as an independent director. Ms. Wong succeeds Frank Cohen, who submitted his resignation on August 16, 2017.
The recent appointment of Ms. Wong as an independent director on our Board evidences the Company’s ongoing commitment to diversity. The Company will continue to ensure that its commitment to diversity is effectively implemented by annually reviewing and assessing the size, composition and operation of the Board, annually considering the recommendation of candidates for appointment or nomination to the Board based upon an assessment of the independence, skills, qualifications and experience of potential candidates and, when required, engaging qualified external advisors to assist the Board in conducting a search for candidates who meet the Board’s skills and diversity criteria. The Board will routinely assess whether the Board is composed of appropriately qualified members with a broad range of expertise relevant to the Company’s business.

MATTERS TO BE VOTED ON AT OUR 2018 ANNUAL MEETING

Proposal	Board Recommendation	Page
Proposal No. 1: Election of Directors	FOR each nominee	9
Proposal No. 2: Ratification of Independent Registered Public Accounting Firm	FOR	23
Proposal No. 3: Advisory Approval of Executive Compensation (“Say-On-Pay Vote”)	FOR	24

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Where and when is the Annual Meeting?

The Annual Meeting will be held at 9:00 a.m. (PDT) on Thursday, May 24, 2018, at 11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025. We have made the materials related to the Annual Meeting available to you on the Internet, or upon your request, we have delivered printed copies of these materials to you by mail. These materials were first made available or sent to you on April 2, 2018.

What is the purpose of the Annual Meeting of Stockholders?

At the Annual Meeting, stockholders will consider and vote upon the matters described in the Notice of Annual Meeting and this Proxy Statement—the election of directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm and the advisory approval of the Company’s executive compensation. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

Who can attend the Annual Meeting?

All of our common stockholders of record as of the close of business on March 23, 2018, the record date for the Annual Meeting, or their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a record stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 23, 2018 to gain admittance to the Annual Meeting. If your shares are held in “street name,” you will also need a duly authorized proxy from your broker, bank or other nominee to vote your shares at the Annual Meeting.

What am I voting on?

At the Annual Meeting, you may consider and vote on:

(1)	the election of ten directors (each to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies);

(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

(3)	the advisory approval of the Company’s executive compensation for the fiscal year ended December 31, 2017, as more fully described in this Proxy Statement; and

(4)	any other business properly introduced at the Annual Meeting or any adjournment or postponement thereof.

What are the Board’s recommendations?

The Board recommends a vote:

•	for the election of each nominee named in this Proxy Statement (see Proposal No. 1);

•	for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (see Proposal No. 2); and

•	for the advisory approval of the Company’s executive compensation for the fiscal year ended December 31, 2017 (see Proposal No. 3).

If you properly execute and return your proxy card but do not give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board on each of the matters listed above.

Who may vote?

You may vote if you were the record owner of shares of our common stock at the close of business on March 23, 2018, which is the record date for the Annual Meeting. You are entitled to cast one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter properly presented at the Annual Meeting or any adjournment or postponement thereof for each share of common stock you owned of record as of the record date. As of the close of business on March 23, 2018, we had 156,404,439 shares of common stock outstanding.

Who counts the votes?

A representative of Computershare, Inc. will tabulate the votes, and our Executive Vice President, General Counsel and Secretary, Kay L. Tidwell, will act as the inspector of the election.

Is my vote confidential?

Yes, your proxy card, ballot and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election (which is not applicable in 2018). If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What is quorum for the Annual Meeting?

Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present.

If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of March 23, 2018, without notice other than announcement at the meeting. We may also postpone, to a date not later than 90 days after the original record date, or cancel the Annual Meeting by making a public announcement of the postponement or cancellation before the time scheduled for the Annual Meeting.

What vote is required to approve an item of business at the Annual Meeting?

To be elected as a director (Proposal No. 1), a nominee must receive the affirmative vote of a majority of all the votes cast “for” and “against” the election of such nominee in the election of directors.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2) and adopt the resolution regarding the advisory approval of executive compensation (Proposal No. 3), the affirmative vote of a majority of the votes cast on the proposal is required.

If you are a stockholder of record as of the record date for the Annual Meeting and you properly authorize a proxy (whether by Internet, telephone or mail) without specifying voting instructions on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter. If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or attend the meeting and vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the NYSE, your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a non-routine matter because the nominee lacks discretionary authority to vote the shares and the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal; however, stockholders delivering a properly-executed proxy indicating a broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law:

•
With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes, if any, will have no effect on the election of directors.

•	With respect to Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm), your broker is entitled to vote your shares if no instructions are received from you.

•
With respect to Proposal No. 3 (Advisory Approval of Executive Compensation), your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes, if any, will have no effect on the result of the vote on this proposal.

Because an abstention is not a vote cast with respect to any proposal, if you instruct your proxy or broker to “abstain,” it will have no effect on the vote on any proposal. If you instruct your proxy or broker to “abstain” on any or all matters, you will still be counted as present for purposes of determining whether a quorum is present.

How do I vote?

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held in your name, there are three ways for you to authorize a proxy:

•	If you received a paper copy of the proxy materials by mail, sign and mail the proxy card in the enclosed return envelope;

•	Call 1-800-652-VOTE (8683); or

•
Log on to the Internet at www.investorvote.com/HPP and follow the instructions at that site. The Website address for authorizing a proxy by Internet is also provided on your notice at the Annual Meeting.

Telephone and Internet proxy authorizations will close at 1:00 a.m. (Central Time) on May 24, 2018. If you properly authorize a proxy, unless you indicate otherwise, the persons named as your proxies will vote your common stock: FOR the election of each of the nominees for election as directors named in this Proxy Statement; FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm; and FOR the advisory approval of the Company’s executive compensation.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy?

Yes, if your common stock is held in your name, you can revoke your proxy by:

•
Filing written notice of revocation before or at our Annual Meeting with our Executive Vice President, General Counsel and Secretary, Kay L. Tidwell, at the address shown on the front of this Proxy Statement;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the instructions provided by the holder of your common stock regarding how to revoke your voting instructions.

What happens if additional matters are presented at the Annual Meeting?

Other than the three proposals described in this Proxy Statement, we are not aware of any business that may properly be introduced at the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this Proxy Statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Who pays for this proxy solicitation?

We will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials?

Our Corporate Governance Guidelines and Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are published on the Corporate Governance page of the Investor Relations section on our Website at www.hudsonpacificproperties.com. (We are not including the other information contained on, or available through, our Website as a part of, or incorporating such information by reference into, this Proxy Statement.)

INFORMATION ABOUT THE BOARD

PROPOSAL NO. 1
NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will be entitled to elect ten directors to serve until our next annual meeting of stockholders and until their respective successors are elected and qualify. The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference. Our director nominees were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee, or the Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, ability to make independent and analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry and ability to work collegially. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of Hudson Pacific Properties, Inc. and each of the nominees has consented, if elected as a director, to serve until his or her term expires and his or her successor is elected and qualifies.

On April 1, 2015, we and our operating partnership, completed the acquisition of the EOP Northern California Portfolio, or the EOP Acquisition, from Blackstone. In connection with the EOP Acquisition, we entered into a stockholders agreement with Blackstone, which we refer to as the Stockholders Agreement. Pursuant to the Stockholders Agreement, on April 1, 2015, the number of directors on our Board increased from eight to eleven, and three director nominees designated by Blackstone—Messrs. Cohen, Nash and Schreiber—were elected as our directors. On January 13, 2016, Mr. Schreiber resigned from our Board, and Blackstone indicated that it would not designate an individual to replace him. Subsequently, the Board decreased its size to ten directors. Following the sale of Blackstone’s remaining ownership interest in the Company on January 10, 2017, the Stockholders Agreement terminated. On August 16, 2017, the Board accepted Mr. Cohen’s resignation and voted to elect Ms. Wong as his successor. Mr. Nash continues to be a member of our Board.
Your proxy holder will cast your votes for each of the Board’s nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.

The Board unanimously recommends that the stockholders vote “FOR” the ten nominees listed below.

Name	Age	Audit Committee	Compensation Committee	Governance Committee	Investment Committee
Victor J. Coleman*	56
Theodore R. Antenucci†	53	m			m
Richard B. Fried†	50		Chairperson
Jonathan M. Glaser†	55	m
Robert L. Harris II†	59		m
Mark D. Linehan†	55	Chairperson			m
Robert M. Moran, Jr.†	55			Chairperson
Michael Nash†	56				m
Barry A. Porter†	60		m	m
Andrea Wong†	51			m
________________
* Chief Executive Officer, President and Chairman of our Board.
† Independent within the meaning of applicable NYSE listing standards and SEC rules.
m Committee member.

Victor J. Coleman
Mr. Coleman serves as Chief Executive Officer, President and Chairman of our Board, and has been a member of the Board since our IPO. Prior to the formation of our Company, Mr. Coleman founded and served as a managing partner of our predecessor, Hudson Capital, LLC, a private real estate investment company based in Los Angeles, California. In 1990, Mr. Coleman co-founded and led Arden Realty, Inc. as its President and Chief Operating Officer and as a director, taking that company public on the NYSE in 1996 and selling it in 2006. Mr. Coleman is an active community leader, and is on the Founding Board of Directors for the Ziman Center for Real Estate (from 2004 to the present) at the UCLA Anderson School of Management, and also serves on the Boards of the Ronald Reagan UCLA Medical Center, the Fisher Center for Real Estate and Urban Economics, Los Angeles Sports & Entertainment Commission and the Los Angeles Chapter of the World Presidents’ Organization. In 2015, Mr. Coleman was awarded the City of Hope’s 2015 Spirit of Life Award presented by the Los Angeles Real Estate & Construction Industries Council. Mr. Coleman’s experience as a director also includes service on the board of other publicly traded real estate investment trusts, or REITs, such as Douglas Emmett, Inc. (from 2006 to 2009) and Kite Realty (since 2012), where he currently serves as a member of both its compensation committee and nominating and corporate governance committee. Mr. Coleman is also an investor in the Vegas Golden Knights, a National Hockey League team. He holds a Master of Business Administration degree from Golden Gate University and a Bachelor of Arts in History from the University of California, Berkeley. Mr. Coleman was selected by our Board to serve as a director based on his deep knowledge of our Company and his experience in the real estate investment industry.

Age: 56
Director Since: IPO

Theodore R. Antenucci
Mr. Antenucci has served as a member of our Board since our IPO. Since March 2011, Mr. Antenucci has served as President and Chief Executive Officer of Catellus Development Corporation, a leading national land developer. Until June 2011, Mr. Antenucci was also President and Chief Investment Officer of ProLogis, as well as a member of its Executive Committee. ProLogis is a global provider of distribution facilities with over $32 billion in real estate assets under management. He also served on the Board of Directors for ProLogis European Properties, a public fund trading on the Euronext stock exchange in Amsterdam, from 2009 through June of 2011. Before joining ProLogis in September 2005, Mr. Antenucci served as President of Catellus Commercial Development Corp., and was responsible for all development, construction and acquisition activities. Additionally, Mr. Antenucci has served on the Board of Trustees of the Children’s Hospital Colorado Foundation since December of 2010. Mr. Antenucci was also appointed to the Board of Directors of Iron Mountain, Inc. in June of 2011. He earned a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara. Mr. Antenucci was selected by our Board based on his experience as an executive and board member of a REIT and his extensive real estate and development expertise in the Southern California market. He is a member of the Audit and Investment Committees of our Board.

Age: 53
Director Since: IPO

Richard B. Fried
Mr. Fried has served as a member of our Board since our IPO. His selection as a member of our Board was made in connection with the negotiation of our formation transactions. Mr. Fried is currently a Managing Member and head of the real estate group at Farallon Capital Management, L.L.C., an investment management company that he has been with since 1995. Mr. Fried also currently serves as a Board Member of Beneficial State Bank, a position he has held since the bank’s inception in 2007. Previously, Mr. Fried was a Vice President in acquisitions for Security Capital Industrial Trust (now called ProLogis), a REIT specializing in industrial properties. He has also worked as an associate in capital markets at JMB Institutional Realty Corporation. Mr. Fried graduated from the University of Pennsylvania with a Bachelor of Science degree in Economics and a Bachelor of Arts degree in History. Our Board has determined that Mr. Fried should serve as a director based on his familiarity with our Company since inception and his experience in the real estate investment industry. Mr. Fried serves as Chair of the Compensation Committee of our Board, or the Compensation Committee.

Age: 50
Director since IPO

Jonathan M. Glaser
Mr. Glaser has served as a member of our Board since our IPO. Mr. Glaser has been Managing Member of JMG Capital Management LLC since he founded the company in 1992. JMG Capital Management LLC is the General Partner of JMG Capital Partners, L.P., an investment limited partnership that has been a leader in various capital market strategies, private placements and additional financing strategies. Prior to founding JMG, Mr. Glaser was a member floor trader on both the American Stock Exchange and Pacific Stock Exchange. Mr. Glaser received a Juris Doctor degree from the Boalt Hall School of Law at the University of California, Berkeley, as well as a Bachelor of Arts degree from the University of California, Berkeley. Our Board has determined that Mr. Glaser should serve as a director based on his capital markets expertise, as well as his extensive experience in portfolio management, financial oversight and directorship service. Mr. Glaser is a member of our Audit Committee.

Age: 55
Director since IPO

Robert L. Harris II
Mr. Harris has served as a member of our Board since December 2014. He most recently served as Chairman of the Office of the Chairman of Acacia Research Corporation, where he served as a director since 2000, as President from 2000 to 2012 and as Executive Chairman of the Board from 2012 to 2016. Mr. Harris previously served as President and a director of Entertainment Properties Trust, a publicly traded entertainment, recreation and specialty real estate company which Mr. Harris founded, from 1997 to 2000. From 1993 to 1997, he led the International Division and served as Senior Vice President of AMC Entertainment. From 1984 to 1992, Mr. Harris served as President of Carlton Browne and Company, Inc., a holding company and trust with assets in real estate, insurance and financial services. He has also served on the boards of the George L. Graziadio School of Business and Management at Pepperdine University, CombiMatrix Corporation, True Religion Brand Jeans, the USA Volleyball Foundation and Imperial Bancorp. Our Board has determined that Mr. Harris should serve as a director on our Board based on his experience with REITs and as a member of senior management at both publicly traded and privately held companies. Mr. Harris is a member of our Compensation Committee.

Age: 59
Director since December 2014

Mark D. Linehan
Mr. Linehan has served as a member of our Board since our IPO. Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company since he founded the company in 1993. Wynmark Company is a private real estate investment and development company with interests in properties in California, Nevada, Oregon and Montana. Prior to founding Wynmark Company, Mr. Linehan was a Senior Vice President with the Trammell Crow Company in Los Angeles, California. Before that, Mr. Linehan was with Kenneth Leventhal & Co. (now Ernst & Young LLP), a Los Angeles-based public accounting firm. He has served as a board member of Condor Hospitality Trust, a publicly traded REIT. In addition, Mr. Linehan is actively involved with the community through his service on the boards of the UC Santa Barbara Foundation, the National Cowboy and Western Heritage Museum, and Direct Relief, as well as his previous board memberships with the Signet Corporation and the Camino Real Park Foundation. Mr. Linehan received a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara and is a Certified Public Accountant. Mr. Linehan was selected by our Board based on his extensive experience in real estate investment and development as well as his expertise in accounting matters. Mr. Linehan is the chair of our Audit Committee and is a member of our Investment Committee.

Age: 55
Director since IPO

Robert M. Moran, Jr.
Mr. Moran has served as a member of our Board since our IPO. Mr. Moran co-founded and co-owns FJM Investments LLC, a private real estate investment company that owns interests in properties in the western United States and British Columbia, Canada. Previously, Mr. Moran developed his extensive experience in real estate investment activities at Westridge Investments, LLC and as Chief Investment Officer of Cornerstone Properties, Inc. He also served as a partner at William Wilson & Associates, as well as the Director of Acquisitions in four real estate opportunity funds resulting in the $1.2 billion sale to Cornerstone Properties, Inc. In addition, Mr. Moran has significant experience in real estate lending, having worked at Travelers Insurance, Wells Fargo Bank, Manufacturers Hanover and Chemical Bank. Mr. Moran received his Bachelor of Arts in Economics from Stanford University. Our Board has determined that Mr. Moran should serve as a director on our Board based on his familiarity with the Northern California real estate market and his experience with REITs and public companies. Mr. Moran is the chair of our Governance Committee.

Age: 55
Director since IPO

Michael Nash
Mr. Nash has served as a member of our Board since April 2015. Mr. Nash is a Senior Managing Director of Blackstone and Co-Founder and Chairman of Blackstone Real Estate Debt Strategies. Based in New York, he is also a member of the Real Estate Investment Committee for both Blackstone Real Estate Debt Strategies and Blackstone Real Estate Advisors. Mr. Nash also serves as Executive Chairman of Blackstone Mortgage Trust, a NYSE-listed REIT, and is the Chairman of the Board of the Blackstone Real Estate Income Funds, a consortium of registered closed-end funds. Mr. Nash is a past board member of La Quinta Holdings Inc. and Landmark Apartment Trust of America, Inc. Prior to joining Blackstone, Mr. Nash was with Merrill Lynch from 1997 to 2007 where he led the firm’s Real Estate Principal Investment Group—Americas. He received a Bachelor of Science degree in Accounting from State University of New York at Albany, as well as a Masters of Business Administration in Finance from the Stern School of Business at New York University. Our Board believes that Mr. Nash is qualified to serve as a director based on his familiarity with our Company and his experience in the real estate industry. Mr. Nash is a member of our Investment Committee.

Age: 56
Director since April 2015

Barry A. Porter
Mr. Porter has served as a member of our Board since our IPO. Mr. Porter co-founded Clarity Partners L.P. in 2000 and has served as a Managing General Partner of the partnership since then. Clarity Partners L.P. is a private equity firm focused exclusively on investments in media, communications and business services. In 2005, Mr. Porter co-founded KAILAI Investments (formerly known as Clarity China L.P.), a private equity firm specializing in investments in growth companies in the Greater China region. He serves on the Investment Committee of that partnership, which has also invested in real estate in China. Prior to co-founding Clarity Partners, Mr. Porter held senior executive positions at Global Crossing, a company he co-founded in 1997 that was involved in the international fiber optic telecommunications business. Before that, Mr. Porter was a Managing Director at Pacific Capital Group, a firm he joined after serving as a Senior Managing Director in the investment banking group of Bear, Stearns & Co. Inc. In addition, Mr. Porter worked as an attorney at the Los Angeles firm of Wyman, Bautzer, Rothman, Kuchel and Silbert. He received his Juris Doctor and Master of Business Administration degrees from the University of California, Berkeley, and graduated from the Wharton School of Business, where he earned a Bachelor of Science degree with dual majors in Finance and Political Science. Mr. Porter was selected by our Board to serve as a director based on his expertise in public companies, capital markets, and his accounting and financial background. Mr. Porter is a member of our Compensation Committee and our Governance Committee, and he serves as our Lead Independent Director.

Age: 60
Director since IPO

Andrea Wong
Ms. Wong has served as a member of our Board since August 2017. Ms. Wong also serves on the boards of Liberty Media Corporation, Liberty Interactive Corporation and the Hudson’s Bay Company. She is a Governor of the British Film Institute and a Trustee of the Royal Academy of Arts. Ms. Wong was most recently President, International Production for Sony Pictures Television and President, International for Sony Pictures Entertainment based in London. She oversaw Sony Pictures Television’s 18 overseas production companies, creating nearly 1,300 hours of entertainment around the world each year. Among her many achievements in this role, Ms. Wong brought The Crown to Sony, winner of Golden Globes for Best Drama Television Series and Best Performance by an Actress in a Television series along with numerous other accolades. As President, International for Sony Pictures Entertainment, Ms. Wong guided the company on matters impacting international production and championed the studio’s interests abroad. Previously, Ms. Wong served as President and CEO of Lifetime Networks where she oversaw the operations of Lifetime Television, Lifetime Movie Network, Lifetime Real Women, and Lifetime Digital, including programming, marketing, advertising sales, affiliate sales, public affairs, business and legal affairs, strategic planning, operations and research. During her time at Lifetime Networks, Ms. Wong saw Army Wives become Lifetime’s top-rated original series and spearheaded Lifetime’s acquisition of Project Runway. Prior to that, Ms. Wong was Executive Vice President, Alternative Programming, Specials and Late Night at ABC where she developed shows such as The Bachelor, the U.S. version of Dancing with the Stars and the Emmy-award winning Extreme Makeover: Home Edition. Ms. Wong graduated from MIT with a degree in electrical engineering and received a MBA from Stanford University. She is a Henry Crown Fellow at the Aspen Institute and serves on the Stanford Graduate School of Business Advisory Council. Ms. Wong is a member of our Governance Committee.

Age: 51
Director since August 2017

DIRECTOR COMPENSATION

Our Board has approved a compensation program for our non-employee directors (the “Director Compensation Program”), which governed our 2017 non-employee director compensation. This program is intended to fairly compensate our directors for the time and effort necessary to serve on the Board.
2017 Director Compensation Program
The 2017 Director Compensation Program consists of the components listed below:

Annual Cash Retainer(1)	$65,000
Additional cash retainer if serving as the Lead Independent Director(1)	$25,000
Additional cash retainer if serving as a chair of the Audit Committee(1)	$25,000
Additional cash retainer if serving as a chair of the Compensation Committee(1)	$15,000
Additional cash retainer if serving as a chair of the Governance Committee(1)	$10,000
Additional cash retainer if serving as a member of the Audit Committee(1)	$12,500
Additional cash retainer if serving as a member of the Compensation Committee(1)	$7,500
Additional cash retainer if serving as a member of the Governance Committee(1)	$7,500
Annual equity award value(2)	$90,000
__________________

(1)	Paid in quarterly installments in arrears in conjunction with quarterly meetings of the Board.

(2)
Valued on the date of grant and vest in three equal installments. In lieu of these restricted stock awards, Messrs. Cohen and Nash received cash awards with an equivalent value. These cash awards are paid pursuant to the same vesting schedule as the restricted stock awards granted to the other non-employee directors. Pursuant to Blackstone’s policies, prior to October 1, 2017, all compensation payable to Messrs. Cohen and Nash was paid to Blackstone.

Non-employee directors are permitted to elect to receive up to 100% of their annual and/or committee cash retainers in the form of fully vested shares, payable on a current or deferred basis pursuant to our Director Stock Plan. We also reimburse each of our non-employee directors for travel expenses incurred in connection with attendance at full Board and committee meetings.

In accordance with our Amended and Restated 2010 Incentive Award Plan, the maximum aggregate value of cash compensation and equity-based awards granted to any non-employee director during any calendar year is $500,000.

2018 Non-Employee Director Compensation Program

All components of the Director Compensation Program described above are expected to continue in effect in 2018.

Ownership Guidelines

In 2016, we adopted revised stock ownership guidelines for our non-employee directors, which applied to all non-employee directors other than Messrs. Fried and Nash, who were initially appointed to the Board pursuant to contractual rights granted to funds affiliated with the Farallon Funds, in the case of Mr. Fried, and Blackstone, in the case of Mr. Nash. The revised stock ownership guidelines require our non-employee directors to hold a number of shares of Company stock having a market value equal to or greater than four times (increased from two times) their annual cash retainer. Following the sale of their ownership interest in the Company by the Farallon Funds and Blackstone on January 10, 2017, Messrs. Fried and Nash are no longer exempt from the stock ownership guidelines. The non-employee directors subject to the guidelines have until December 31, 2020 to meet the stock ownership requirements, or in the case of a non-employee director who is newly subject to the guidelines, four years from the commencement of his or her election to the Board or from the date on which such director is deemed independent. All of our directors are in compliance with these guidelines.

2017 Non-Employee Director Compensation

The following table provides additional detail regarding the 2017 compensation of our non-employee directors:

Name(1)	Fee Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Theodore R. Antenucci	85,000	90,000	175,000
Frank Cohen(4)	56,875	—	56,875
Richard B. Fried	80,000	90,000	170,000
Jonathan M. Glaser	110,000(5)	90,000	200,000
Robert L. Harris II	65,000	90,000	155,000
Mark D. Linehan	90,000	90,000	180,000
Robert M. Moran, Jr.	75,000	90,000	165,000
Michael Nash	65,000	—	65,000
Barry A. Porter	80,000(5)	90,000	170,000
Andrea Wong(6)	8,125	69,546(7)	77,761
________________

(1)
Mr. Coleman, our Chief Executive Officer, is not included in this table as he was an employee of the Company in 2017 and did not receive compensation for his services as a director. All compensation paid to Mr. Coleman for the services he provided to us in 2017 is reflected in the Summary Compensation Table.

(2)
Reflects cash retainer fees actually paid in 2017. In addition to the cash retainer fees, each of Messrs. Cohen and Nash was granted a cash award with a value of $90,000, which is paid in three equal annual installments on each of the first three anniversaries of May 24, 2017, subject to continued service on our Board through the applicable vesting dates.

(3)
Each non-employee director serving on our Board (other than Messrs. Cohen and Nash) on May 24, 2017, the date of our 2017 Annual Meeting of Stockholders, received a grant of restricted stock valued at $90,000 on the grant date, with the number of shares determined by dividing $90,000 by the closing price of our common stock on the grant date. Each restricted stock award will vest, and the restrictions thereon will lapse, in three equal annual installments on each of the first three anniversaries of May 24, 2017, subject to continued service on our Board through the applicable vesting dates. Amounts reflect the full grant-date fair value of restricted stock awards granted with respect to services performed in 2017 computed in accordance with ASC Topic 718, Compensation—Stock Compensation, or ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Notes 2 and 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 16, 2018. As of December 31, 2017, Messrs. Antenucci, Fried, Glaser, Harris, Linehan, Moran, and Porter each held 5,829 shares of our restricted common stock and Ms. Wong held 2,076 shares of our restricted common stock. None of our other directors held any shares of our restricted common stock.

(4)	Mr. Cohen resigned from our Board on August 16, 2017.

(5)
Pursuant to our Director Stock Plan, Messrs. Glaser and Porter elected to receive, on a non-deferred basis, all of their non-committee cash retainer fees earned in 2017 in the form of fully vested shares of our common stock having an equal value (as of the grant date) to the amount otherwise payable in cash.

(6)	Ms. Wong was elected to the Board on August 16, 2017.

(7)
In connection with her election to the Board, the Board approved a grant to Ms. Wong of 2,076 shares of restricted stock, which represented a pro-rated portion of the annual restricted stock grant under our Director Compensation Program. Ms. Wong’s restricted stock award will vest in substantially equal one-third installments on the first, second and third anniversaries of May 24, 2017, the date of our 2017 Annual Meeting of Stockholders.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our Board is not staggered, with each of our directors subject to election annually;

•
of the ten persons who serve on our Board, our Board has determined that nine, or 90%, of our directors satisfy the independence standards of the NYSE Listed Company Manual and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•
at least one of our directors qualifies as an “audit committee financial expert” under applicable SEC rules and all committee members are independent under applicable NYSE and SEC rules for committee membership;

•	our Bylaws provide that our directors are elected by a majority voting standard in uncontested elections of directors;

•
we have opted out of the control share acquisition statute in the Maryland General Corporation Law, or the MGCL, and have exempted from the business combination provisions of the MGCL any business combination that is first approved by our Board, including a majority of our disinterested directors;

•	we do not have a stockholder rights plan;

•	we prohibit executives and directors from pledging or hedging our securities; and

•
we maintain stock ownership guidelines pursuant to which our NEOs are required to hold a number of shares of our common stock having a market value equal to or greater than a multiple of each executive’s base salary.

Our Governance Committee regularly reviews our corporate governance posture in light of evolving trends in governance and stockholder rights, and makes recommendations to our Board. Pursuant to the terms of the Stockholders Agreement, in April 2015, the size of the Board was expanded from eight to eleven directors, and three director nominees designated by Blackstone to the Board were elected. On January 13, 2016, one of Blackstone’s nominees resigned from the Board, and Blackstone indicated that it would not designate an individual to replace him. Subsequently, the Board voted to decrease its size to ten directors. Following Blackstone’s sale of its ownership interest in the Company on January 10, 2017, the Stockholders Agreement terminated. On August 16, 2017, the Board accepted Mr. Cohen’s resignation and voted to elect Ms. Wong as his successor.
The son of Mr. Harris, one of our independent directors, is employed by the Company in our leasing department. The Governance Committee considered this factor in evaluating Mr. Harris’ independence, and determined that this relationship does not affect his ability to serve as an independent director.
Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. Barry A. Porter, one of our independent directors, is our Lead Independent Director, and presides over executive sessions of the Board.

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “—Communications with the Board.”

BOARD MEETINGS

The Board held four regularly scheduled and special meetings during 2017 to review significant developments, engage in strategic planning and act on matters requiring Board approval. Each incumbent director attended or participated in an aggregate of at least 75 percent of the Board meetings, and the meetings of committees on which he or she served, during the period that he or she served in 2017. The Board also acted by unanimous consent on three occasions.

BOARD COMMITTEES

Our Board has established four standing committees: an Audit Committee, a Compensation Committee, a Governance Committee and an Investment Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements of the NYSE, as amended or modified from time to time, and applicable SEC rules with respect to each of these committees and each of these committees consists exclusively of independent directors. Our Board may from time to time establish other committees to facilitate the management of our Company.

The Audit Committee, Compensation Committee and Governance Committee charters are available in the Corporate Governance section of the Investor Relations page on our Website at www.hudsonpacificproperties.com.

Audit Committee

Our Audit Committee consists of three of our independent directors. We have determined that the Chairman of our Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC rules and NYSE corporate governance listing standards. Our Board has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The Audit Committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in our annual proxy statement. Mr. Linehan is Chairman, as well as our Audit Committee Financial Expert, and Messrs. Antenucci and Glaser are members of the Audit Committee. During 2017, the Audit Committee met a total of four times.

Compensation Committee

The Compensation Committee consists of three of our independent directors. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement;

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

•	considering the independence of its compensation advisers.

The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee. Mr. Fried is Chairman and Messrs. Harris and Porter are members of the Compensation Committee. Effective January 1, 2018, Mr. Harris succeeded Mr. Glaser as a member of the Compensation Committee. During 2017, the Compensation Committee met four times, and acted by unanimous consent on four occasions.

Nominating and Corporate Governance Committee

Our Governance Committee consists of three of our independent directors. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Governance Committee, including:

•
identifying and recommending to the full Board qualified candidates for election as directors to fill vacancies on the Board and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition, and committee composition and structure;

•	recommending to the Board nominees for each committee of the Board;

•
annually facilitating the assessment of the Board’s performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	overseeing the Board’s evaluation of the performance of management.

Mr. Moran is Chairman and Mr. Porter and Ms. Wong are members of the Governance Committee. The Board appointed Ms. Wong to succeed Mr. Antenucci as a member of the Governance Committee effective January 1, 2018. During 2017, our Governance Committee held three meetings, and acted by unanimous written consent on one occasion.

Investment Committee

Our Investment Committee consists of three of our independent directors. The Investment Committee is tasked with reviewing and recommending acquisition strategies to the full Board and approving the acquisition of certain assets with a purchase price above $125,000,000 and up to the dollar thresholds set by the Board. The Investment Committee may also review and make recommendations to the full Board on acquisition and investment transactions that exceed the Investment Committee’s approval authority.

Messrs. Antenucci, Linehan and Nash are members of the Investment Committee. The Board appointed Mr. Nash to succeed Mr. Moran as a member of the Investment Committee effective January 1, 2018. During 2017, our Investment Committee held no meetings.

AUDIT COMMITTEE REPORT

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee of the Board (the “Audit Committee”) oversees our financial reporting process on behalf of the Board (the “Board”) of Hudson Pacific Properties, Inc., a Maryland corporation, consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, our December 31, 2017 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from us and considered the compatibility of non-audit services with its independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Mark D. Linehan
Theodore R. Antenucci
Jonathan M. Glaser

CORPORATE GOVERNANCE

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code to appropriate persons identified in the Code; and

•	accountability for adherence to the Code of Business Conduct and Ethics.

Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

The Audit Committee, Compensation Committee and Governance Committee charters, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available in the Corporate Governance section of the Investor Relations page on our Website at www.hudsonpacificproperties.com. In addition, these documents also are available in print to any stockholder who requests a copy from our Investor Relations Department at Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025, or by email at ir@hudsonppi.com. In accordance with the Corporate Governance Guidelines, the Board and each of the Compensation Committee, Audit Committee and Governance Committee conduct an annual performance self-assessment with the purpose of increasing effectiveness of the Board and its committees. (The Company’s Website address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on the Company’s Website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

BOARD LEADERSHIP STRUCTURE

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our Board understands that no single approach to board leadership is universally accepted and that the appropriate leadership structure may differ depending on the size, industry, operations, history and culture of a company.

Our Board currently believes that our existing leadership structure—under which our Chief Executive Officer serves as Chairman of the Board and the Lead Independent Director assumes specific responsibilities on behalf of the independent directors—is effective, provides the appropriate balance of authority between those who oversee the Company and those who manage it on a day-to-day basis, and achieves the optimal governance model for us and for our stockholders. Mr. Coleman’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the Chairman’s responsibility to develop agendas that focus the time and attention of our Board on the most critical matters. Effective January 1, 2018, the independent members of our Board have selected Mr. Porter to serve as Lead Independent Director, whose specific responsibilities include presiding over portions of regularly scheduled meetings at which only our independent directors are present, serving as a liaison between the Chairman and the independent directors, and performing such additional duties as our Board may otherwise determine and delegate.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from three of its standing committees, the Audit Committee, the Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2017, the members of the Compensation Committee were Richard B. Fried, Jonathan M. Glaser and Barry A. Porter. None of Messrs. Fried, Glaser or Porter has ever been an officer or employee of our Company or any of our subsidiaries. During 2017, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Compensation Committee or Board.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the entire Board or any of its members at Hudson Pacific Properties, Inc., c/o Kay L. Tidwell, Executive Vice President, General Counsel and Secretary, 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025. Stockholders and other interested parties also may e-mail the Chairperson, the entire Board or any of its members c/o kay@hudsonppi.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

The General Counsel will perform a legal review in the normal discharge of her duties to ensure that communications forwarded to the Chairperson, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, résumés and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairperson or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairperson or any other director and will not be retained.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairperson and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence will be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department. If a response on behalf of the Board is appropriate, management gathers any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder or interested party for any necessary clarification. Our General Counsel (or her designee) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is published in the Corporate Governance section of the Investor Relations page of our Website at www.hudsonpacificproperties.com.

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate’s experiences, skills and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

Pursuant to our employment agreement with Mr. Coleman discussed below under “Compensation Discussion and Analysis—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2017 Table—Employment Agreements,” we are required to nominate Mr. Coleman for election as a director during his employment term.
Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include having members with various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on the candidate. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), as defined by the rules of the SEC.

All potential candidates are interviewed by our Chief Executive Officer and Chairman of the Board, and Governance Committee Chairperson, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election as directors. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. Any recommendation should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. All recommendations for nomination received by the Corporate Secretary will be presented to the Governance Committee for its consideration. See “Communications with the Board” on page 20 for more information.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Mr. Linehan qualifies as an “audit committee financial expert,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Messrs. Linehan, Antenucci and Glaser were each determined by our Board to be “financially literate” in accordance with SEC rules, including based on their prior experience: Mr. Antenucci has a Bachelor of Arts degree in Business Economics, and Mr. Glaser has extensive experience in financial oversight.

Our Board determined that Mr. Linehan qualifies as an “audit committee financial expert” as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Mr. Linehan received a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara;

•	Mr. Linehan is a Certified Public Accountant;

•	Mr. Linehan was previously employed by Kenneth Leventhal & Co. (now Ernst & Young LLP), a Los Angeles-based public accounting firm; and

•	Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company since he founded the company in 1993.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Ernst & Young LLP’s fees for the fiscal years ended December 31, 2017 and 2016 were as follows (in thousands):

	Fiscal Year Ended December 31,
	2017	2016
Audit Fees	$1,439	$1,531
Audit-Related Fees	—	38
Tax Fees	1,068	1,124
All Other Fees	—	—
Total Fees	$2,507	$2,693

A description of the types of services provided in each category is as follows:

Audit Fees—Includes audit of our annual financial statements, review of our quarterly reports on Form 10-Q, and audits performed, issuance of consents, issuance of comfort letters as part of underwriters’ due diligence, review of various registration statements, and Form 8-K filings.

Audit-Related Fees—Includes research and analysis on accounting matters performed in conjunction with the audit.

Tax Fees—Includes recurring tax compliance (returns, E&P, etc.) and consultation on various items including cost segregation and transfer pricing.

All of the services performed by Ernst & Young LLP for the Company during 2017 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board strongly encourages all directors to make attendance at all annual meetings of stockholders a priority. All of our directors attended our 2017 annual meeting of stockholders in person or participated by telephone conference.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018. During 2017, Ernst & Young LLP served as our independent registered public accounting firm and reported on our consolidated financial statements for that year.

We expect that representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of another independent registered accounting firm. The Audit Committee may terminate Ernst & Young LLP’s engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

The Board unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

PROPOSAL NO. 3
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)

Background

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this proxy statement. Our Board has decided that we will hold an annual advisory vote to approve the compensation of NEOs (a “Say-on-Pay Proposal”), in light of the fact that a substantial majority of the votes cast at our annual stockholders’ meeting held in June 2017 were voted in favor of holding an annual advisory vote.

We have always believed that our executive compensation program emphasizes pay-for-performance and aligns our executives’ interests with those of our stockholders. A significant portion of our executives’ cash compensation is variable, at risk and tied to the short-term success of the Company. In addition, our long-term equity award program has been and continues to be a substantial component of our executive compensation program, and annual restricted stock and multi-year performance awards motivate our executives to lead the Company to achieve long-term financial goals that are expected to result in increased stockholder value.

We believe that our executive compensation program is designed to enable us to attract, motivate and retain executive talent, who are critical to our success. In addition, our executive compensation program is intended to link significant components of our compensation program to the achievement of corporate and individual performance objectives in order to focus our executives’ efforts on building stockholder value, thereby aligning their interests with those of our stockholders.

We encourage our stockholders to review the “Proxy Summary,” “Compensation Discussion & Analysis” and “Compensation Tables” sections of this proxy statement for more information.

Recommendation

As an advisory approval, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our NEOs. Accordingly, the following resolution will be submitted for stockholder approval at the 2018 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of Hudson Pacific Properties, Inc. approve, on an advisory basis, the 2017 compensation of Hudson Pacific Properties, Inc.’s NEOs as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Hudson Pacific Properties, Inc.’s Proxy Statement for the 2018 Annual Meeting of Stockholders.”

The Board unanimously recommends that you vote “FOR” the advisory approval of the compensation of our NEOs for the fiscal year ended December 31, 2017, as more fully disclosed in this Proxy Statement.

OTHER MATTERS

We are not aware of any other matters that may properly be presented at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or at any adjournment or postponement thereof the proxy holders will vote on such matters in their discretion.

EXECUTIVE OFFICERS

Hudson Pacific Properties, Inc.’s executive officers are as follows:

Name	Age	Position
Victor J. Coleman*	56	Chief Executive Officer, President and Chairman of the Board
Mark T. Lammas*	51	Chief Operating Officer, Chief Financial Officer and Treasurer
Christopher J. Barton*	53	Executive Vice President, Development and Capital Investments
Alexander Vouvalides*	39	Chief Investment Officer
Joshua Hatfield*	45	Executive Vice President, Operations
Dale Shimoda	50	Executive Vice President, Finance
Kay L. Tidwell	40	Executive Vice President, General Counsel and Secretary
Harout Diramerian	43	Chief Accounting Officer
Arthur X. Suazo	53	Executive Vice President, Leasing
Steven M. Jaffe	56	Chief Risk Officer
Drew Gordon	51	Senior Vice President, Northern California
Gary Hansel	54	Senior Vice President, Southern California
Andy Wattula	42	Senior Vice President, Pacific Northwest
__________________
* Denotes our NEOs for 2018.

The following section sets forth certain background information regarding those persons currently serving as executive officers of Hudson Pacific Properties, Inc., excluding Victor J. Coleman, who is described on page 9 under “Proposal No. 1—Nominees for Election to the Board”:

Mark T. Lammas serves as Chief Operating Officer, Chief Financial Officer and Treasurer, and formerly served as Chief Financial Officer and Treasurer since our IPO. Prior to the formation of our Company, Mr. Lammas was a consultant to our predecessor, Hudson Capital, LLC, from September 2009. Before that time, Mr. Lammas was a Senior Vice President (from 1998 to 2005), then Executive Vice President (from 2006 to 2009) of Maguire Properties, Inc. where he principally oversaw finance and other transactional matters, since first joining that company as its General Counsel in 1998, then assuming other senior executive responsibilities after Maguire Properties went public on the NYSE in 2003. During his tenure, Mr. Lammas directed that company’s major capital market transactions, including corporate and asset financings and common and preferred equity offerings, acted as its principal liaison with institutional partners, and was responsible for compliance with corporate financial covenants and the accuracy of all financial reports and public disclosures. Prior to joining Maguire Properties in 1998, Mr. Lammas was an attorney with Cox, Castle & Nicholson LLP, where he specialized in representing developers, institutional investors and pension funds in their acquisition, development, financing, investing, and entity structuring and restructuring activities. Mr. Lammas is a graduate of the Boalt Hall School of Law (University of California, Berkeley). He obtained his Bachelor of Arts degree from the University of California, Berkeley in Political Economies of Industrial Societies, graduating magna cum laude and Phi Beta Kappa.

Christopher J. Barton serves as Executive Vice President, Development and Capital Investments, and formerly served as Executive Vice President, Operations and Development since our IPO. Prior to the formation of our Company, Mr. Barton served as Vice President of Construction & Development of our predecessor, Hudson Capital, LLC, where he was responsible for operations and development, including establishing and monitoring property budgets, managing property staff and administering vendor contracts. He also managed the development and construction of the Technicolor Building and capital investment activity at the Sunset Gower and Sunset Bronson properties. Mr. Barton has over 25 years of experience in development and construction, encompassing mixed use, office, industrial, and residential projects, from conceptual site plan analysis and entitlements through completion. Prior to joining Hudson Capital, LLC in November 2006, Mr. Barton served as First Vice President for Arden Realty, Inc., from January 1997, where he was responsible for conceptual development, land entitlements, financial analysis and construction management for all real estate developments, including the Howard Hughes Center project, a planned 2.7 million square foot mixed-use development in Los Angeles, California. Before his tenure at Arden Realty, Inc., Mr. Barton was Project Manager at Beers-Skanska Construction Company where he managed large-scale construction projects in the southeast United States, including the Celebration Place office building complex for Walt Disney Company in Orlando, Florida. He currently serves on the board of directors of the Hollywood Chamber of Commerce and on the board of directors of Hollywood Freeway Central Park. Mr. Barton holds a Bachelor of Science degree from Purdue University and Master of Business Administration degree in both Real Estate and Finance from the University of Georgia.

Alexander Vouvalides serves as Chief Investment Officer, overseeing the Company’s investment activity including acquisitions and dispositions, as well as participating in property financings and other large capital investments. He previously served as Senior Vice President, Acquisitions and, prior to that, Vice President, Asset Management. Prior to the formation of our Company, Mr. Vouvalides joined our predecessor, Hudson Capital, LLC, in 2009 as an associate focused on investments, asset management and corporate development. Before joining Hudson Capital, LLC, he worked in the Real Estate Finance & Securitization Group at Credit Suisse in both the New York and Los Angeles offices, where he underwrote and closed major acquisition and recapitalization loans across various asset types including office, hotel, retail, land and construction. Prior to that, Mr. Vouvalides worked in the Technology, Media & Telecommunications Investment Banking group at JPMorgan Chase & Co. in New York. Mr. Vouvalides graduated from Emory University with a Bachelor of Arts degree in Political Science. He currently serves as a member of the Executive Committee for the University of Southern California’s Lusk Center for Real Estate.

Joshua Hatfield joined the Company in March of 2014 and serves as Executive Vice President, Operations, and previously served as Senior Vice President, Operations. Prior to his current role overseeing operations of the Company’s office portfolio, Mr. Hatfield oversaw the Company’s operations in San Francisco as Senior Vice President, Northern California. Before joining the Company, Mr. Hatfield served in various senior positions at GE Capital Real Estate, primarily in San Francisco. From 2008 to 2014, he held a number of portfolio management roles at GE overseeing joint venture and wholly owned real estate in west coast markets, including as Senior Asset Manager and Region Manager. Mr. Hatfield began his career at GE as Director of Debt Originations, operating in Chicago and San Francisco, with responsibility for originating new real estate loans and specialty debt investments. Mr. Hatfield holds a Bachelor of Science degree in International and Strategic History with a Minor in Systems Engineering from the US Military Academy at West Point and a Master of Business Administration degree from the University of Illinois. Following his graduation from West Point, Mr. Hatfield served as an Army infantry officer.

Dale Shimoda has served as Executive Vice President, Finance since our IPO. Prior to the formation of our Company, Mr. Shimoda was a consultant to our predecessor, Hudson Capital, LLC, on various financial and operational matters, primarily related to its media and entertainment properties at Sunset Gower and Sunset Bronson. Prior to his engagement with Hudson Capital, LLC, Mr. Shimoda was Vice President of Acquisitions at Arden Realty, Inc., where he underwrote and performed due diligence on most of that company’s acquisitions. Mr. Shimoda has also worked in capital transactions at the Yarmouth Group, a New York-based pension fund advisor owned by Lend Lease, and as a management consultant at Ernst & Young and Robert Charles Lesser & Co. Mr. Shimoda is a graduate of the University of California, Berkeley, Haas School of Business.

Kay L. Tidwell joined our Company in November of 2010 as Executive Vice President, General Counsel and Secretary. Ms. Tidwell serves as the Company’s chief legal officer and leads the Company’s corporate legal function, overseeing corporate governance matters, SEC and NYSE compliance, and litigation, as well as managing outside counsel. Prior to joining us, Ms. Tidwell was an attorney with the global law firm of Latham & Watkins LLP, where she began her legal career in 2002 in the Los Angeles office, advising on a wide variety of corporate and securities matters, including our IPO. From 2006 to 2008, Ms. Tidwell served as the U.S. associate in the German offices of Latham & Watkins. In 2004, Ms. Tidwell was awarded the Robert Bosch Foundation Fellowship, through which she worked in Germany in the legal department of Deutsche Bank and served as a US legal advisor to the German Federal Ministry of Justice. She is a member of the Women’s Leadership Council. Ms. Tidwell holds a Bachelor of Arts degree in English, magna cum laude, from Yale College and a Juris Doctor degree from Yale Law School.

Harout Diramerian joined our Company in July of 2010 and serves as Chief Accounting Officer. Prior to joining us, Mr. Diramerian was Vice President of Finance and Analysis at Thomas Properties Group, Inc., or TPG, where he was responsible for corporate level earnings and cash flow projections, net asset valuations, and corporate finance forecasting and analysis. Mr. Diramerian was instrumentally involved in all equity offerings at TPG, including its initial public offering, secondary offering, private placements and an at-the-market equity offering. When he started at TPG in 2003, his primary focus was managing the joint venture relationships and leading the related financial reporting efforts. In addition, Mr. Diramerian was also involved with leading the budgeting and forecasting processes as well as tracking and analyzing property performance. Prior to joining TPG, Mr. Diramerian spent a total of eight years in real estate practice groups, first at Nanas, Stern, Biers, Neinstein and Co. LLP, then at Arthur Andersen LLP, and lastly at KPMG LLP, where he was a manager. Mr. Diramerian is a graduate of the University of California, Santa Barbara, and holds a Bachelor of Arts degree in business economics with an emphasis in accounting.

In March 2010, Mr. Diramerian filed for protection under Chapter 7, Title 11 of the United States Code, following his father’s diagnosis and untimely passing after a battle with leukemia. His father was in the process of constructing a condominium project, as to which Mr. Diramerian had provided a construction loan guarantee. Following the death of Mr. Diramerian’s father prior to the completion of construction, the construction lender placed the property into receivership. The construction lender’s subsequent enforcement of Mr. Diramerian’s guarantee ultimately precipitated Mr. Diramerian’s decision to seek bankruptcy protection. Mr. Diramerian’s bankruptcy was discharged in December 2011.

Arthur X. Suazo joined the Company in July of 2010 and serves as Executive Vice President, Leasing, and is responsible for oversight of the Company’s leasing activities and personnel. Mr. Suazo served as Senior Vice President, Leasing and Vice President, Leasing prior to taking on his current role. Before joining the Company, Mr. Suazo served as Director, Brokerage Services for Cushman & Wakefield from 2008 to 2010, as Regional Manager for Sperry Van Ness from 2006 to 2008 and as a Senior Portfolio Leasing Manager for Arden Realty from 1997 to 2006. While at Arden, he was responsible for the leasing of over 60 projects, in excess of 6 million square feet, of various class and product types throughout Southern California. Mr. Suazo is a longtime member of the Los Angeles Commercial Real Estate Association and the International Council of Shopping Centers. He served on the board of directors for the Collegiate Search Youth Foundation, and formerly served on the board of directors for CareAmerica Federal Credit Union. He earned his Bachelor of Arts in Business and Healthcare Management from California State University, Northridge.

Steven M. Jaffe joined the Company in September of 2015 as our Chief Risk Officer. Prior to joining the Company, Mr. Jaffe most recently served as the Chief Investment Officer and Principal of BH Properties, a private real estate investment company, where he focused on acquisitions, dispositions and the marketing of the company. Prior to that, Mr. Jaffe served as Executive Vice President and General Counsel of BH Properties. During his tenure at BH Properties from 2003 to 2015, he was responsible for the strategic growth and direction of the company while also overseeing legal matters. Before joining BH Properties, Mr. Jaffe was a member of the firm Russ August Kabat where he focused on acquisitions, dispositions and real estate development. In 1990, he joined the Alexander Haagen Company as counsel, a private shopping center development company that would later go public as Alexander Haagen Properties/Center Trust, after which Mr. Jaffe would serve as its Senior Vice President and General Counsel. Prior to that, Mr. Jaffe was an associate at the law firm Pircher, Nichols and Meeks. He obtained his Bachelor of Arts degree in English from the University of California, Berkeley before earning his Juris Doctor from the University of California, Hastings College of the Law.
Drew Gordon joined our Company in February of 2011 and oversees the Company’s operations in Northern California as Senior Vice President, Northern California. Mr. Gordon previously oversaw the Company’s operations in the Pacific Northwest. Prior to joining the Company, Mr. Gordon served for one year as Executive Vice President and Chief Investment Officer for Venture Corporation, where he focused on acquiring distressed commercial loans and properties. In 2009, Mr. Gordon formed Gordon Realty Investments, a San Francisco-based real estate advisory firm. From 2004 to 2008, Mr. Gordon was Partner and Director of Acquisitions at ATC Partners, a full-service real estate firm in San Francisco, where he focused on acquisitions and repositions of West Coast office properties and oversaw the acquisition of more than $110 million of office investments in the San Francisco Bay Area and other major West Coast cities. From 1998 to 2004, Mr. Gordon served as Senior Vice President and Development Manager for SKS Investments in San Francisco, an investor, advisor and developer of commercial real estate properties in the Western U.S. While in this role, Mr. Gordon directed and executed the planning, entitlement, design and construction of nearly 1 million square feet of class-A office and residential base building redevelopment and ground-up development. Prior to that he served as Project Manager/Construction Manager for Hines Interests in San Francisco where he managed and directed over 2.4 million square feet of tenant improvement projects and was involved in nearly $1 billion of base building development projects. He currently serves on the board of directors of both the Silicon Valley Chapter of NAIOP and the City of Hope Real Estate Council, and recently served on the board of the San Francisco Bay Area Chapter of NAIOP, of which he is now a member of the Advisory Council. Mr. Gordon graduated with honors from the University of Western Ontario in London, Ontario, Canada, with a Bachelor of Social Science degree in the Urban Development Program.

Gary Hansel joined the Company in January of 2014 and oversees the Company’s operations in Southern California as Senior Vice President, Southern California. Prior to joining the Company, Mr. Hansel served as Senior Vice President of Operations at GE/Arden Realty from 2008 to 2014. During his tenure at GE/Arden Realty, he also led a national team of regional vice presidents and over 60 property management professionals responsible for a portfolio of more than 14 million square feet of office space with over 1,000 tenants. Prior to serving as Senior Vice President of Operations, he held other roles at Arden, including VP of Operations from 2005 to 2007, in which he was responsible for day-to-day management of a nine million square foot portfolio, and Senior Portfolio Manager from 2001 to 2004, as well as Assistant Controller from 1998 to 2000, in which role he oversaw the company’s operational accounting for multiple regions. Prior to joining GE/Arden Realty, Mr. Hansel spent over eight years at Cushman & Wakefield as a Portfolio Manager managing property operations and lease administration aspects of third-party corporate real estate clients. Mr. Hansel currently serves on the BOMA-GLA Board of Directors. He has an Accounting Science degree from National University.

Andy Wattula joined the Company in October 2017 as Senior Vice President, Pacific Northwest, and oversees the Company’s operations in the Pacific Northwest. Prior to joining the Company, Mr. Wattula served as Managing Director with Beacon Capital Partners in Seattle, Washington, where he oversaw asset management and operations of Beacon Capital Partners’ properties in the Pacific Northwest, as well as acquisitions and development in the region. From 2006 to 2012, Mr. Wattula served as a Director with Hines in Seattle, Washington, focused on acquisitions, development and leasing of projects in the area. From 1997 to 2004, Mr. Wattula served as a Naval Flight Officer in the United States Navy. Mr. Wattula earned a Bachelor of Arts degree in Psychology from Vanderbilt University and a Master of Business Administration degree from Harvard Business School.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the “Summary Compensation Table” below and the factors relevant to an analysis of the compensatory policies and decisions. Our NEOs during 2017 were:

•	Victor J. Coleman, Chief Executive Officer, President and Chairman of the Board;

•	Mark T. Lammas, Chief Operating Officer, Chief Financial Officer and Treasurer;

•	Christopher J. Barton, Executive Vice President, Development and Capital Investments;

•	Alexander Vouvalides, Chief Investment Officer; and

•	Joshua Hatfield, Executive Vice President, Operations.

Executive Summary

2017 was a strong performance year for our Company. We continued to deliver market-leading operating and financial results, while creating significant long-term value for our stockholders. Key highlights include the following:

•
Our balance sheet enables excellent capital access and liquidity and facilitates our strategic growth. As of December 31, 2017, our debt/total market capitalization was 31.1%, and we had investment grade credit ratings as follows: Moody’s (Baa3), S&P (BBB-) and Fitch (BBB-).

•
Our leasing expertise drives occupancy and rents. In 2017, we executed new and renewal leases covering over two million square feet at GAAP and cash rent spreads of 50.0% and 34.1%, respectively, with our portfolio largely consisting of blue-chip and growth tenants. Significant 2017 new and renewed leases were executed with Bank of America, Google, Lyft and the NFL (among many others).

•
Our exceptional execution generates significant cash flow growth and reflects industry-leading earnings growth. 2017 FFO, excluding specified items, per diluted share equaled $1.99, and reflects 12% growth from 2016 to 2017 and 93% growth from 2012 to 2016.

•
Our exceptional operating and financial performance has translated into significant shareholder returns. We have delivered significant value to our stockholders over the long-term on both an absolute and relative basis. As of December 31, 2017, our total shareholder return (TSR) performance has been +23% over the 3-years, +83% over 5-years and +123% over 7-years. We have outperformed both the MSCI and SNL U.S. REIT Office Index over each of these periods.

•
Our compensation program is designed to motivate and reward management for continued outperformance. We continue to focus on employing a best-in-class executive compensation program that maintains a strong link between our NEOs’ compensation and the Company’s performance. We believe our compensation program is a thoughtful, balanced program with a pay-for-performance structure that emphasizes Company performance, aligns the interests of our NEOs with those of our stockholders and incentivizes the management team to deliver superior operating and TSR performance.

Executive Compensation Program Highlights

Our executive compensation program is designed to provide a total compensation package intended to attract and retain high-caliber executive officers and employees, and also to incentivize employee contributions that are consistent with our corporate objectives and stockholder interests. It is our policy to provide a competitive total compensation package and share our success with our NEOs, as well as our other employees, when our objectives are met.

Each component of compensation plays a role in supporting our compensation goals and objectives consisting of the following principal components:

Base Salary	Annual Cash Bonus	Long-Term Incentives
		Time-Based Restricted Stock Award	Outperformance Plan Awards
Fixed cash compensation to recognize ongoing performance of job responsibilities and to provide a necessary tool in attracting and retaining executives.	Variable cash incentive to reward the achievement of short-term corporate objectives and individual contributions on an annual basis using a formulaic calculation.
Variable equity incentive structured to support the retention of executives, while subjecting recipients to the same market fluctuations as stockholders and thereby motivating management to create long-term stockholder value.

Variable, at-risk equity incentive designed to enhance pay-for-performance structure and stockholder alignment, while motivating and rewarding senior management for superior TSR performance based on rigorous absolute and relative hurdles.

The following table highlights key features of our executive compensation program. We believe these practices promote good governance and serve the interests of our stockholders.

✓	What We Do	X	What We Don’t Do

✓	Directly align pay with performance	X	No excise tax gross-up provisions

✓	Create significant alignment with stockholders and pay the majority of executive compensation in the form of equity	X	No guaranteed cash incentives, equity compensation or salary increases for executive officers

✓	Formulaic cash bonus program, with 80% of total bonus tied to objective financial performance goals	X	No excessive perquisites or other benefits

✓	Include robust hurdles in our Outperformance Plans based on absolute and relative TSR performance over a 3-year period to encourage long-term strategic planning	X	No dividends or distributions on unearned equity awards subject to performance-based vesting (except limited distributions for tax purposes)

✓	Maintain a cap on incentive compensation payment	X	No hedging or pledging of our equity securities

✓	Mandatory 3-year post vesting holding period on time-based stock and a 2-year holding period on earned outperformance awards	X	No single-trigger cash severance in connection with a change in control

✓	Robust stock ownership requirements: CEO: 10x base salary Other executives: 3x base salary

✓	Annual say-on-pay vote

✓	Independent compensation consultant

2017 Say-on-Pay Vote

At our 2017 annual meeting, approximately 87% of votes cast were voted in favor of our say-on-pay vote, which we believe affirms our stockholders’ support of our approach to our executive compensation program.

Performance Highlights

Our executive compensation program is designed so that NEOs’ pay levels are strongly linked with our short-term operational performance and long-term market performance. The Compensation Committee took into account our exceptional operational, strategic and long-term TSR performance in setting 2017 compensation, including the following:

OPERATIONS
●	Achieved net income attributable to common stockholders per diluted share equal to $0.44, reflecting a 76% increase from 2016;
●	Achieved FFO(1), excluding specified items, per diluted share equal to $1.99, reflecting a 12% increase from 2016, demonstrating industry-leading earnings growth;
●	Generated superior same-store GAAP and cash growth(2) of 9.7% and 13.0%, respectively;
●	Ended 2017 with a stabilized office portfolio lease rate of 96.7%; and
●	Executed new and renewal leases covering over two million square feet at GAAP and cash rent spreads of 50.0% and 34.1%, respectively.

STRATEGIC GROWTH
●	Sold $437 million of assets, all at a premium to original purchase price;
●	Purchased $200 million of assets (Sunset Las Palmas Studios in Hollywood);
●
Completed public offering of 18.6 million shares of our common stock at $35 per share to facilitate the final sale by Blackstone and Farallon of all their remaining shares and units in the Company (January 2017), completed public offering of 9.8 million shares of our common stock at $36 per share, raising net proceeds of approximately $337.5 million (March 2017) and completed inaugural bond offering of $400 million aggregate principal amount of 3.950% 10‐year senior notes of our operating partnership, which was five times oversubscribed (October 2017); and

●	Achieved significant growth while maintaining a strong balance sheet, with debt/total market capitalization of 31.1%.
__________________

(1)	Refer to Appendix A for our definition of FFO and a reconciliation of net income attributable to common stockholders in accordance with GAAP to FFO, excluding specified items.

(2)	Refer to Appendix A for a definition of change in GAAP and cash rents.

We believe that the value creation produced from an investment in real estate should be assessed over a long-term period, and our strategy has focused on long-term value creation. While our one-year TSR was 1.41% as compared to 4.02% at the median of our peer group, we have consistently delivered exceptional TSR performance over the last seven years.

Total Shareholder Returns(1)(2)

3-Year	5-Year	7-Year	Key:
as of 12/31/2017	as of 12/31/2017	as of 12/31/2017

HPP 23%	HPP 83%	HPP 123%	HPP: Hudson Pacific Properties, Inc.
Peer Group 22%	Peer Group 81%	SNL Equity 109%	Peer Group: Peer Group Median (see page 38)
SNL Equity 21%	SNL Equity 60%	SNL Office 76%	SNL Equity: SNL U.S. REIT Equity Index
SNL Office 16%	SNL Office 55%	Peer Group 74%	SNL Office: SNL U.S. REIT Office Index
________________

(1)	Per SNL Financial.

(2)	Peer Group data excludes companies that did not trade publicly for the entire period referenced.

Five-Year Total Return Performance January 1, 2013 through December 31, 2017

	Period Ending
Index	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
Hudson Pacific Properties, Inc.	100.00	106.28	148.97	142.18	180.37	181.58
SNL U.S. REIT Equity	100.00	103.72	132.24	135.89	147.96	159.94
SNL U.S. REIT Office	100.00	106.57	134.34	135.52	151.24	155.31
NAREIT All Equity REITs	100.00	102.86	131.69	135.42	147.11	159.86
Peer Group Median(1)	100.00	110.09	138.20	143.33	166.06	175.93
________________
(1) See page 38 for list of companies comprising peer group.

Key Compensation Decisions

Our focus is and continues to be to maintain a strong link between our NEOs’ compensation and the Company’s performance. The Compensation Committee (in consultation with its independent compensation consultant) reviewed the Company’s short-term and long-term performance (based on the aforementioned performance factors) and reviewed a comprehensive analysis of market-based compensation data, industry trends and best practices. Based on the results of this analysis, our Compensation Committee made the following key decisions to ensure that our Company’s compensation program appropriately reflects our performance accomplishments:

Pay Element	Key Decisions
Base Salary	●	2017 NEO base salaries were unchanged for 2017, other than for Mr. Hatfield, whose salary was adjusted to reflect his increased role and responsibilities.
	●	2018 NEO base salaries were adjusted based on an assessment of Company and individual performance and salaries paid at similar positions within our peer group.
Annual Cash Bonus	●
The cash bonus plan continues to be 80% determined against objective financial performance hurdles established early in the fiscal year, with the remaining 20% determined based on the Compensation Committee’s review of the Company’s and each NEO’s individual performance.

●
Replaced one-year TSR goals, which previously accounted for 20% of the bonus plan payouts, with same-store office NOI growth goals. The Compensation Committee continues to consider TSR an important metric but believes that it is more appropriate to measure stock performance over long-term periods in accordance with our equity-based compensation programs.

●
As a result of our corporate performance accomplishments and each NEO’s significant individual contributions to our overall performance in 2017, annual cash bonuses were approved at above target levels.

	●	2017 corporate performance measures included FFO per share (30%), same-store office NOI growth (30%) and stabilized office portfolio leased percentage (20%).
●
2017 target amounts were set at 150% for Mr. Coleman and 115% for the other NEOs. 2018 target bonus amounts remained unchanged for the NEOs, except for Mr. Lammas, whose target bonus amount was increased to 125% to reflect his strong 2017 individual performance and to better align his compensation with that of our peer companies who generally provide for higher bonus opportunities for the Chief Operating Officer role.

Time-Based Restricted Stock Awards	●
The value of 2017 time-based restricted stock awards was increased by approximately 10% for NEOs whose total compensation was below the median of our peer group, including the CEO. For the NEOs whose total compensation was at or above the median of our peer group, the values remained unchanged from 2016 levels. The grant size was determined at the end of our fiscal year and was viewed as appropriate relative to our strong operational and financial performance in 2017 and the Company’s outstanding TSR performance over long-term periods (particularly the three-, five- and seven-year periods ending December 31, 2017).

	●	Shares continue to vest ratably over a three-year period, subject to continued service.
●
Awards are subject to an additional mandatory holding period under which the NEOs cannot sell vested shares for an additional three years following the applicable vesting date, to reinforce our NEOs’ alignment of interests with our stockholders’ interests over the long-term.

Outperformance Plan Awards	●	Subject to a maximum plan value of $20.0 million for the 2017 OPP.
	●	Under the Absolute TSR Component, the Company must achieve a return in excess of 27% (or the equivalent of 9% per annum) to earn any value.
	●	Under the Relative TSR Component, the Company must achieve a return above the SNL U.S. REIT Equity Index to earn any value.
●
To the extent the Company underperforms the index by more than 900 basis points (or the equivalent of 300 basis points per annum), a negative award would be earned under the Relative TSR Component (reducing any Absolute TSR Component payout).

●
Relative TSR Component is subject to a reduction on ratable sliding scale of 100% to 0% of the value created under the Relative TSR Component for absolute TSR between 21% and 0% (or the equivalent of 7% per annum).

	●	Earned payouts are subject to a two-year mandatory holding period beginning with the 2017 OPP.
	●	Some of the terms of the 2018 OPP were modified to better align the program with those used by peer companies and to reflect current market expectations, which are detailed on page 43.

The Compensation Committee believes that executive officer compensation should be at-risk and heavily dependent upon the achievement of rigorous and objective performance requirements. As illustrated below, approximately 88% of the Chief

Executive Officer’s total direct 2017 compensation and 81% of the other NEOs’ total direct 2017 compensation is variable and either determined by and/or subject to the Company and individual performance results, and approximately 22% of our 2017 compensation reflects pay at-risk of forfeiture based on prospective TSR performance.

Although the Compensation Committee does not target any particular peer group percentile, the overall compensation structure is designed so that if the Company’s performance exceeds expectations and is above our peers’ performance, it will result in overall compensation that is at the high end of the peer range and attractive relative to compensation available at successful competitors. Conversely, if the Company’s performance is below expectations and peer levels, it will result in overall compensation that is at the low end of the peer range and is less than those amounts paid at more successful competitors.

For 2017 performance, total direct compensation was allocated as follows:

2017 PAY MIX

Variable Pay (87.9%)
CEO
12.1%
24.2%
41.2%
22.5%
At-Risk Performance Awards
Variable Pay (81.2%)
Other NEOs
18.8%
28.2%
31.4%
21.6%
At-Risk Performance Awards
25%
50%
75%
100%
Percentage of 2017 Annual Compensation
Salary
Cash Bonus
Time-Based Restricted Stock
Outperformance Plan

Executive Compensation Philosophy and Objectives

Objectives of Our Compensation Program

Our executive compensation philosophy is designed to accomplish the following objectives:

•	To attract, retain and motivate a high-quality executive management team capable of creating long-term stockholder value;

•
To provide compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy, and create a strong alignment of management and stockholder interests; and

•	To achieve an appropriate balance between risk and reward in our compensation programs that does not incentivize unnecessary or excessive risk-taking.

In order to achieve these objectives, we provide a comprehensive and market-based compensation program to the executive officers that includes both fixed and variable amounts, the components of which are described in more detail below under “Elements of Executive Officer Compensation.”

Compensation Philosophy

We design the principal components of our executive compensation program to achieve one or more of the principles and objectives described above. We view each component of our executive compensation program as related but distinct, and we regularly reassess the total compensation of our executive officers to ensure that our overall compensation objectives are met. Compensation of our NEOs consists of the following elements:

•	base salary;

•	annual performance-based cash bonuses;

•	time-vesting equity incentive compensation grants and multi-year equity-based outperformance programs;

•	certain severance and change in control benefits; and

•	retirement, health and welfare benefits and certain limited perquisites and other personal benefits.

During 2017, our NEOs were eligible to earn cash compensation in the form of base salaries and annual bonuses that we believe appropriately recognize ongoing performance of job responsibilities and reward our executive officers for their individual contributions to the Company that foster the completion of corporate objectives and drive stockholder value creation. A substantial portion of each NEO’s compensation was provided in the form of equity compensation, with restricted stock awards subject to multi-year vesting provisions and additional three-year holding provisions upon vesting and a multi-year equity-based OPP subject to two-year holding provisions after the performance period, each designed to ensure that management maintains a long-term focus that serves the best interests of the Company and provides alignment with our stockholders.

Each of the primary elements of our 2017 executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation principles and objectives described above.

In addition, the compensation levels of our NEOs reflect to a significant degree the varying roles and responsibilities of such executives.

How We Determine Executive Compensation

The Compensation Committee determines compensation for our NEOs and consists of three independent directors. The Compensation Committee exercises independent discretion with respect to executive compensation matters and administers our equity incentive programs, including reviewing and approving equity grants to our NEOs pursuant to the Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan, or 2010 Plan. The Compensation Committee operates under a written charter adopted by our Board, a copy of which is available on our Website at www.hudsonpacificproperties.com. Information contained on our Website is not incorporated by reference into this Proxy Statement, and you should not consider information contained on our Website to be part of this Proxy Statement.

The Compensation Committee has worked with its compensation consultant, as described in greater detail below in “Engagement of Compensation Consultant,” to implement compensation policies based on the following factors: (i) our desire to align the interests of our NEOs with those of our stockholders and incentivize them over the near-, medium- and long-term, (ii) our need to reward our NEOs for exceptional performance and (iii) our need to retain our NEOs’ services over the long term. In addition, the Compensation Committee continues to consider additional factors that may be appropriate for inclusion in our long-term compensation philosophy.

In making compensation decisions in 2017, the Compensation Committee evaluated our performance and the performance of the Chief Executive Officer and, together with the Chief Executive Officer, assessed the individual performance of the other NEOs. The Compensation Committee also reviewed market-based compensation data provided by its compensation consultant, as described in greater detail below in “—Engagement of Compensation Consultant.” The other NEOs do not play a role in determining their own compensation, other than discussing their performance with our Chief Executive Officer. During 2017, the Compensation Committee held meetings both independently and with the participation of our Chief Executive Officer. The Compensation Committee’s compensation consultant also participated in select meetings, at the committee’s request.

We provide our stockholders with the opportunity to vote annually on the advisory approval of the compensation of our NEOs (a “say-on-pay proposal”). The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for our NEOs.

Risk Mitigation

Our executive compensation program is designed to achieve an appropriate balance between risk and reward that does not incentivize unnecessary or excessive risk-taking. We believe that our annual cash bonus program and our equity-based compensation program (including the time-based restricted stock awards and the OPPs) contain appropriate risk mitigation factors, as summarized below:

RISK MITIGATION FACTORS

Annual Cash Bonus

- Cap on Awards
- Multiple Performance Factors
- Range of Awards (not all or nothing)
- Balance of Short-term and Long-term Incentives (through annual cash bonuses and equity awards)

Equity Grants

- Mandatory post-vesting holding periods of 2-3 years.
- Anti-Hedging and Anti-Pledging Policy
- Executive and Non-Employee Director Stock Ownership Guidelines

Engagement of Compensation Consultant

The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies. In 2017, the Compensation Committee engaged FTI, a compensation advisory practice, to provide market-based compensation data and to advise on industry trends and best practices.

Each year, the Company reviews the peer group to determine the appropriateness of each peer company, as well as the peer group in totality. In assessing our peer group, FTI prepared for the Compensation Committee a peer group using the following selection criteria:

•	Office sector REITs that invest in Class “A” space in high barrier-to-entry markets;

•	Select diversified REITs that own a large office portfolio; and

•	Peer companies that generally range in size from approximately 0.5x to 2.5x of our implied equity market capitalization and total enterprise value.

Based on this assessment, we revised our peer group to remove two companies (Duke Realty Corporation and Liberty Property Trust) whose portfolios no longer included office assets, and one company (Columbia Property Trust, Inc.) whose implied equity market capitalization was outside the parameters mentioned above. We also added two new companies (Forest City Realty Trust, Inc. and The Howard Hughes Corporation) whose portfolios included significant office assets and whose implied equity market capitalization and total enterprise value were within our parameters. In October 2017, when the peer group was approved, our implied equity market capitalization and total enterprise value, compared to the new peer group, were each at or above the median (based on the publicly available information at that time).

For 2017, our peer group included the following 12 REITs (figures shown are in thousands):

Company	Implied Equity Market Cap(1)($)	Total Enterprise Value(1) ($)	Total Assets(1)($)	Sector	Class “A” Space	High- Barrier Markets
Alexandria Real Estate Equities, Inc.	13,030.8	18,149.1	12,104.0	Office/Specialty	Yes	Yes
Cousins Properties Incorporated	3,417.6	4,828.4	4,204.6	Office	Yes	Yes
Douglas Emmett, Inc.	7,974.9	11,856.0	8,292.6	Office	Yes	Yes
Empire State Realty Trust, Inc.	6,159.0	7,312.1	3,931.3	Office	Partial	Yes
Equity Commonwealth	3,786.0	2,526.3	4,236.9	Office	Partial	Partial
Forest City Realty Trust, Inc.	6,455.3	10,283.1	8,063.3	Office/Specialty	Partial	Yes
Highwoods Properties, Inc.	5,400.5	7,408.6	4,623.8	Office	No	No
The Howard Hughes Corporation	5,677.9	8,073.2	6,729.1	Office/Specialty	Yes	No
Kilroy Realty Corporation	7,499.3	9,997.7	6,802.8	Office	Yes	Yes
Mack-Cali Realty Corporation	2,163.6	4,933.0	4,957.9	Office	Yes	No
Paramount Group, Inc.	4,201.1	8,005.4	8,917.7	Office	Yes	Yes
Piedmont Office Realty Trust, Inc.	2,832.6	4,501.9	4,000.0	Office	Yes	Yes

Hudson Pacific Properties, Inc.	5,364.6	8,228.3	6,622.1	Office	Yes	Yes
Percentile Rank	45%	64%	54%
________________

(1)	Data as of December 31, 2017.

The Compensation Committee uses the industry data as one tool in assessing and determining pay for our NEOs. Peer group data is intended to provide the Compensation Committee with insight into the overall market pay levels, market trends, best governance practices and industry performance.

The compensation analysis for each peer group provided an overview of typical compensation components (e.g., base salaries, annual bonuses and long-term equity incentives), as well as the range of compensation levels by position, in each case, generally found within the relevant peer group. The peer group compensation analysis prepared by FTI were used by the Compensation Committee for informational purposes only and were not used for benchmarking purposes.

Other than advising the Compensation Committee as described above, FTI did not provide any services to the Company in 2017. Furthermore, our management team neither made the decision, nor recommended that the Compensation Committee decide, to engage FTI. The Compensation Committee has sole authority to hire, fire and set the terms of engagement with FTI. The Compensation Committee has considered the independence of FTI, and each other adviser and outside legal counsel that provide advice to the Compensation Committee, consistent with the requirements of NYSE, and has determined that FTI and such other advisers are independent. Further, pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and determined that there is no conflict of interest resulting from retaining FTI. The Compensation Committee intends to reassess the independence of its advisers at least annually.

Ownership Guidelines

In addition to the elements of executive officer compensation described below, we have adopted stock ownership guidelines pursuant to which our NEOs are required to hold a number of shares of our common stock having a market value equal to or greater than a multiple of each executive’s base salary. Our NEOs will have four years from the date we adopted the above guidelines in 2016 to meet the stock ownership requirements, or in the case of a new executive, four years from the commencement of his or her employment. Our stock ownership guidelines are as follows:

Executive	Ownership Requirement as a Multiple of Base Salary	Ownership Requirement Met as of December 31, 2017
Victor J. Coleman	10x	Yes
Mark T. Lammas	3x	Yes
Christopher J. Barton	3x	Yes
Alexander Vouvalides	3x	Yes
Joshua Hatfield	3x	Yes

Elements of Executive Officer Compensation

The following is a discussion of the primary elements of 2017 compensation for each of our NEOs.

Base Salaries

Base salaries are approved and periodically reviewed by the Compensation Committee. No formulaic base salary increases are provided to our NEOs; however, the Compensation Committee may adjust base salaries in connection with its periodic review. The actual base salaries paid to all of our NEOs during 2017 are set forth in the “Summary Compensation Table” below. We believe that these salary levels provide appropriate levels of fixed income based on the background, qualifications and skill set of each executive.

NEO base salaries were unchanged for 2017, other than for Mr. Hatfield, whose salary was increased by $30,000 to $405,000 to reflect his increased role and responsibilities at the Company. For 2018, the Compensation Committee assessed each NEO’s base salary in the context of (i) salaries paid at similar positions within our peer group, (ii) internal equity factors, and (iii) the consistently strong long-term Company and individual performance. Based on this assessment, salaries were adjusted as summarized below. While the Company does not target any particular peer group percentile for salaries (or any other compensation element), the Compensation Committee does factor peer group salaries into the overall decision-making process. For 2018, the Compensation Committee approved a new salary for our Chief Executive Officer that approximates the 55th percentile of the peer group (with respect to salaries) and is believed to be reasonable given Mr. Coleman’s experience and the Company’s overall performance.

The following table sets forth the 2017 and 2018 base salaries for each of our NEOs:

Executive	2017 Base Salary	2018 Base Salary
Victor J. Coleman	$725,000	$825,000
Mark T. Lammas	$525,000	$600,000
Christopher J. Barton	$410,000	$425,000
Alexander Vouvalides	$475,000	$525,000
Joshua Hatfield	$405,000	$425,000

Cash Bonuses

During 2017, our NEOs were eligible for annual cash bonus payments based in part upon achieving objective financial performance goals during the year and the Compensation Committee’s review of the Company’s and each NEO’s individual performance.

Each executive’s annual cash bonus amount is based upon threshold, target and maximum percentages of base salary and were set at a level that would provide NEOs with total cash compensation depending on Company and individual performance. The threshold, target and maximum percentages of base salary for 2017 were as follows:

Executive	Threshold	Target	Maximum
Victor J. Coleman	100%	150%	200%
Mark T. Lammas	80%	115%	150%
Christopher J. Barton	80%	115%	150%
Alexander Vouvalides	80%	115%	150%
Joshua Hatfield	80%	115%	150%

The cash bonus program is based in part on the achievement of several objective Company performance criteria that incentivize management to focus on financial goals that are aligned with our annual operating budget and strategic goals for the year. The Compensation Committee determined that each goal was challenging and set at levels that would require the Company to achieve significant growth and performance. The 2017 cash bonus program included the following measures; this table also shows our actual results for each measure:

Performance Criteria	Weighting	Threshold	Target	Maximum	Actual Results
FFO per share (excluding specified items)	30%	$1.90	$1.94	$1.98	$1.99
Same-store office NOI growth	30%	4%	5%	6%	10%
Stabilized office portfolio leased percentage	20%	91%	93%	95%	97%
Individual	20%	N/A	N/A	N/A	See below

The 2017 cash bonus program also contained a discretionary element based on the Compensation Committee’s assessment of our Company’s performance and the executive’s individual performance. In determining whether each executive should be eligible to receive a discretionary bonus, the Compensation Committee considered each NEO’s individual performance and the Company’s overall 2017 accomplishments, including the performance set forth under “Business Highlights” and impressive performance in the following categories: (i) capital markets; (ii) acquisitions/dispositions; (iii) operations; and (iv) communications with the analyst and investor community. Accordingly, the Compensation Committee awarded each NEO his maximum bonus under the discretionary element.

The 2017 annual cash bonuses paid to our NEOs are as follows:

Executive	2017 Bonus ($)
Victor J. Coleman	$1,450,000
Mark T. Lammas	$787,500
Christopher J. Barton	$615,000
Alexander Vouvalides	$712,500
Joshua Hatfield	$607,500

Target bonus amounts for 2018 remained unchanged for the NEOs, except for Mr. Lammas, whose target bonus amount was increased to 125% of base salary, due to Mr. Lammas’ more strategic role within the organization and market-based compensation data, which generally includes higher bonus opportunities for executives in the chief operating officer position at companies in our peer group and within the REIT industry in general.

Long-Term Equity Incentives

The goals of our long-term, equity-based awards are to incentivize and reward increases in long-term stockholder value and to align the interests of our NEOs with the interests of our stockholders. Our long-term equity incentive program is bifurcated into two components as follows:

Annual Equity Awards

In December 2017, the Compensation Committee approved restricted stock awards for our NEOs, which enable our executive officers to establish or augment meaningful equity stakes in the Company and directly align the interests of our NEOs with those of our stockholders. We believe that these awards enable us to deliver competitive compensation to the executive officers at levels sufficient to attract and retain top talent within our executive officer ranks.

In determining the dollar-denominated value of the 2017 restricted stock awards for our NEOs, the Compensation Committee analyzed the Company’s strong operational performance and TSR performance, the role and responsibilities of the individual, individual performance history and prevailing market practices based on market data provided by FTI with respect to our peer group. This analysis considered the Company-performance factors set forth above in “Executive Summary Business Highlights.” Annual equity awards were not determined based on the attainment of any particular individual or Company-level performance goal(s) or the application of any benchmarking or formula(e). Instead the Compensation Committee considered our strong operational and long-term total shareholder return performance in determining the appropriate values.
Based on this assessment, the Compensation Committee approved grants of restricted stock, as follows:

Executive	2017 Restricted Stock Award (#)	2017 Restricted Stock Award ($)(1)
Victor J. Coleman	80,292	$2,475,001
Mark T. Lammas	36,934	$1,138,491
Christopher J. Barton	16,058	$494,988
Alexander Vouvalides	30,657	$945,002
Joshua Hatfield	14,599	$450,014
__________________

(1)	Reflects the grant-date fair value of the restricted stock awards.

These restricted stock awards will vest in three equal, annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued service through such vesting date and further subject to an additional mandatory holding period under which the NEOs cannot sell vested shares for an additional three years following the applicable vesting date. The restricted stock awards are subject to accelerated vesting upon a change in control or certain terminations (as described below in the section entitled “Potential Payments Upon Termination or Change in Control”).

Outperformance Programs

Since 2012, the Compensation Committee has adopted an annual outperformance program, or OPP, to provide incentive to achieve long-term, absolute stock performance (TSR in excess of 27% and, for the 2018 OPP, 21%) and relative stock performance (above the SNL U.S. REIT Equity Index and for the 2018 OPP, the SNL U.S. REIT Office Index). OPP awards are payable only when performance exceeds stretch hurdles as measured by three-year TSR and requires both outperforming peers and positive stockholder returns.

Below is a summary of the key terms of the 2017 OPP:

Feature	Description	Objective
Maximum Plan Value	$20,000,000	Discourages excessive risk-taking by limiting the payout
Performance Period	Three years, ending on December 31, 2019	Promotes value creation over a long-term period
Absolute TSR Component	3% of the amount by which our TSR during the performance period exceeds 27% (or 9% simple annual TSR)	Rewards executives only after our stockholders receive a meaningful return
Relative TSR Component
3% of the amount by which our TSR performance exceeds that of the SNL U.S. Equity REIT Index (on a percentage basis), including a negative value to the extent we underperform the Index by more than 900bps (or 300bps per year)
Lowers payout upon an increase in stockholder value while underperforming peers
Scale-Back Feature	Relative TSR component will be reduced on a linear basis from 100% to 0% for absolute TSR performance ranging from 21% (or 7% simple annual TSR) to 0%	Ensures no reward for Relative TSR Component for outperforming peers yet providing stockholders with a negative return

The 2017 OPP provides for a target bonus pool of $4,521,790 that would be attained if the Company achieves during the performance period (a) a TSR equal to that of the SNL U.S. Equity REIT Index and (b) a 10% simple annual TSR. The OPP bonus pool was allocated as follows to our NEOs:

Executive	2017 OPP Award Bonus Percentage	Target Potential Dollar-Denominated Award under 2017 OPP ($)	Maximum Potential Dollar-Denominated Award under 2017 OPP ($)
Victor J. Coleman	21.425%	968,794	4,285,000
Mark T. Lammas	11.450%	517,745	2,290,000
Christopher J. Barton	7.175%	324,438	1,435,000
Alexander Vouvalides	9.150%	413,744	1,830,000
Joshua Hatfield	5.175%	234,003	1,035,000

At the end of the three-year performance period, participants who remain employed with us will be paid their percentage interest in the bonus pool as stock awards based on the value of our common stock or operating partnership performance units. With respect to the 2017 OPP, each of our NEOs was granted awards in the form of operating partnership performance units. Each NEO’s 2017 OPP bonus pool interest will be paid in fully vested operating partnership performance units and will continue to be subject to an additional two-year holding period.

If the performance period is terminated prior to December 31, 2019 in connection with a change in control, 2017 OPP awards held by our NEOs will be paid entirely in fully vested operating partnership performance units immediately prior to the change in control. In addition to these payments, each 2017 OPP award entitles the NEO to a cash payment equal to the aggregate dividends that would have been paid during the performance period on the total number of performance units ultimately issued or granted in respect of such 2017 OPP award, had such performance units been outstanding throughout the performance period (less the 10% current distribution that performance units are entitled to during the performance period).

If a participant’s employment is terminated without “cause,” for “good reason” or due to the participant’s death or disability during the performance period (referred to as qualifying terminations), the participant will be paid his or her 2017 OPP award at the end of the performance period entirely in fully vested performance units (except for the performance period dividend equivalent, which will be paid in cash at the end of the performance period). Any such payment will be pro-rated in the case of a termination without “cause” or for “good reason” by reference to the participant’s period of employment during the performance period.

As mentioned above, since 2012, the Company has adopted an OPP on an annual basis. The key components of these plans have remained relatively unchanged, but modifications have been made over the years including changes to the maximum plan value to reflect the substantial growth in the size of the Company and inclusion of new plan participants over time. In 2017, the Compensation Committee, in consultation with its independent compensation consultant, conducted an extensive review of performance-based equity compensation program at companies in the peer group and within the REIT industry in general. The key findings of this review included:

•	Most companies use stand-alone relative TSR-based performance shares and stand-alone absolute TSR-based performance shares that do not require meeting both hurdles for the value to be earned.

•	Relative TSR hurdles generally allow threshold level payouts for performance below the median of the performance comparison group or for performance below an index.

•	Absolute TSR hurdles generally range from 4% to 7% per annum at the lowest performance level.

•	It is more common to use a performance peer group that is more closely aligned with the Company’s sector-specific return expectations, with fewer REITs using a broad-based index.

Based on this review, the Compensation Committee determined that the overall OPP plan design included performance targets that were significantly more rigorous than those used at most REITs, and while the Company continues to believe that setting the targets at “outperformance” levels in excess of most companies is appropriate, several modifications to the 2018 OPP were appropriate to ensure the market competitiveness of the program.

On February 14, 2018, the Compensation Committee approved the 2018 OPP. While the 2018 OPP is substantially similar to the 2017 OPP, the following changes were adopted: (i) the performance period will run from January 1, 2018 through December 31, 2020, (ii) the maximum bonus pool under the 2018 OPP is $25 million, (iii) the 2018 OPP provides for a target bonus pool equal to $4,756,286, (iv) the relative comparison index will be the SNL U.S. REIT Office Index, (v) the absolute TSR hurdle will be 21% (or 7% per annum), and (vi) the sliding scale low return factor was adjusted so that the relative TSR pool can only be reduced by 75% under this feature. We believe that these changes maintain targets that are challenging and difficult, but achievable with significant effort, and that the overall program incentivizes management to continue to generate market-leading TSR performance.

The Compensation Committee granted Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield 2018 OPP awards of 24%, 13.75%, 6.4%, 9.15%, and 6.4%, respectively. 2018 OPP awards granted to the NEOs will be settled in performance units of our operating partnership (rather than our common stock).

Achievement of Performance-Based Equity Awards

The following table summarizes the status of the OPPs as of December 31, 2017 (with the plans yet to be determined based on pro-rated performance targets):

Plan Year	Absolute Pool	Relative Pool	Total Pool	Status
2015 OPP ($15,000,000 Plan Maximum)	$12,528,177	$15,000,000	$15,000,000	Concluded
2016 OPP ($17,500,000 Plan Maximum)	$17,500,000	$17,500,000	$17,500,000	1 Year of performance remaining
2017 OPP ($20,000,000 Plan Maximum)	—	—	—	2 Years of performance remaining

In December 2015, the Compensation Committee granted special one-time grant performance-based RSUs that vest in substantially equal annual installments on January 1 in each of 2017, 2018, 2019 and 2020, based on the achievement of: (i) an annual TSR equal to at least 7% for the applicable prior calendar year, or (ii) TSR that exceeds the total shareholder return for the MSCI U.S. REIT Index for the applicable prior calendar year. The following table summarizes the status of this award:

Tranche/Performance Year	1/1/16 - 12/31/16	1/1/17 - 12/31/17	1/1/18 - 12/31/18	1/1/19 - 12/31/19
Status	Earned (Exceeded Both Hurdles)	Unearned(1) (Below Both Hurdles)	Yet to be determined	Yet to be determined
________________

(1)
May be earned at the end of calendar year 2019 if the Company’s TSR during the entire performance period is equal to at least 28% for the performance period, subject to the executive’s continued employment.

Employee Benefits

Our full-time employees, including our NEOs, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription, short-term and long-term disability, life insurance, an employee assistance program and other health benefits. We believe that these benefits are a key component of a comprehensive compensation package, providing essential protections to our NEOs and enhancing the overall desirability and competitiveness of our total rewards package.

Our employees, including our NEOs, who satisfy certain eligibility requirements may participate in our 401(k) retirement savings plan. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts to the plan, up to a statutorily prescribed limit. In 2017, we matched a portion of the contributions to the 401(k) plan on behalf of eligible employees. The discretionary employer match for 2017 was 30% of the first 6% of the eligible participant’s compensation contributed to the plan. We believe that providing a vehicle for tax-preferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Additional Compensation Components

In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our NEOs to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate and retain the top executive talent for which we compete. All future practices regarding compensation components, benefits and/or perquisites will be subject to periodic review by the Compensation Committee.

Severance and Change in Control Benefits

As described more fully below in the sections entitled “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2017 Table” and “—Potential Payments Upon Termination or Change in Control,” we have entered into employment agreements with our NEOs that provide for various severance and change in control benefits and other terms and conditions of employment. We believe that the protections contained in these employment agreements will help to ensure the day-to-day stability necessary to our executives to enable them to properly focus their attention on their duties and responsibilities with the Company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity.

In addition, (i) each of our OPPs provide for pro-rata accelerated time-vesting upon a qualifying termination during the performance period, as well as accelerated vesting upon a change in control (subject to attainment of applicable performance criteria) and (ii) the one-time restricted stock unit (“RSU”) retention awards granted in 2015 to certain NEOs provide for accelerated vesting upon a qualifying termination or change in control, subject to attainment of applicable pro-rated performance goals. For a description of the material terms of the employment agreements and treatment of OPP awards and retention awards in connection with a change in control or qualifying termination, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2017 Table” and “—Potential Payments Upon Termination or Change in Control” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the determination of the covered employees was generally expanded.

We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) of the Code may not affect the amount of federal income tax payable by the Company. However, if any portion of an executive’s compensation is subject to limitation under Section 162(m), the loss of this deduction will increase the Company’s Earnings & Profits for 2017 and, accordingly, increase the amount of distributions paid in 2017 that would be characterized as dividends. In approving the amount and form of compensation for our NEOs in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Code. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code, we may not be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment.

Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Standards

ASC Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of restricted stock, RSUs and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. During the fourth quarter of 2016, we early adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, and elected to account for forfeitures of awards as they occur. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2015, December 31, 2016 and December 31, 2017:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation	Total ($)
Victor J. Coleman	2017	725,000	290,000	3,826,919	1,160,000	15,060(4)	6,016,979
Chief Executive Officer, President and Chairman of the Board	2016	725,000	290,000	3,434,993	1,160,000	19,692	5,629,685
	2015	600,000	240,000	7,276,098	720,000	28,841	8,864,939
Mark T. Lammas	2017	525,000	157,500	1,860,986	630,000	5,690	3,179,176
Chief Operating Officer, Chief Financial Officer and Treasurer	2016	525,000	157,500	1,671,605	630,000	5,600	2,989,705
	2015	450,000	135,000	2,758,375	405,000	5,580	3,753,955
Christopher J. Barton	2017	410,000	123,000	947,731	492,000	5,690	1,978,421
Executive Vice President, Development and Capital Investments	2016	410,000	123,000	896,869	492,000	5,600	1,927,469
	2015	375,000	112,500	1,649,278	337,500	5,580	2,479,858
Alexander Vouvalides	2017	475,000	142,500	1,522,367	570,000	5,690	2,715,557
Chief Investment Officer	2016	475,000	142,500	1,450,822	570,000	5,600	2,643,922
	2015	400,000	120,000	2,378,857	360,000	5,580	3,264,437
Joshua Hatfield	2017	405,000	121,500	776,557	486,000	5,690	1,794,747
Executive Vice President, Operations	2016	385,000	115,500	692,934	462,000	5,600	1,661,034
	2015	350,000	390,000	477,104	—	5,580	1,222,684
__________________

(1)	Amounts represent discretionary bonuses paid to our NEOs under our 2017 cash bonus program in respect of services provided during the applicable fiscal year.

(2)
Amounts reflect the full grant-date fair value of restricted stock awards and OPP awards granted in the applicable year, each computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The grant-date fair values relating to 2017 restricted stock awards are $2,475,001, $1,138,491, $494,988, $945,002 and $450,014 for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively. The 2017 OPP award amounts in the table represent the following amounts based on the probable outcome of results; at maximum, the values are $4,285,000, $2,290,000, $1,435,000, $1,830,000, and $1,035,000 for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively.

We provide information regarding the assumptions used to calculate the value of all restricted stock awards and awards under the 2017 OPP made to executive officers in Notes 2 and 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 16, 2018. There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual). The single measure that determines the number of performance units issued under our 2017 OPP to an NEO is our TSR compared with an absolute threshold and an applicable REIT Index, computed over the applicable performance period as described in more detail in “Elements of Executive Officer Compensation—Long-Term Equity Incentives” above. The awards under the 2017 OPP are treated as market condition shares as defined under ASC Topic 718, and as a result, the grant date values will not differ from the fair values presented in the table above.

(3)
The amounts shown represent the non-discretionary bonuses earned and paid in 2017 under our 2017 cash bonus program. See “Elements of Executive Compensation—Cash Bonuses” for a detailed discussion of the 2017 cash bonus program.

(4)
Amount represents company-paid 401(k) matching contributions and life insurance premiums, and the incremental cost to the Company for the personal use of aircraft, in which the Company has a fractional interest.

GRANTS OF PLAN-BASED AWARDS IN 2017

The following table sets forth information regarding grants of plan-based awards made to our NEOs during the year ended December 31, 2017:

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Victor J. Coleman		580,000	870,000	1,160,000	—	—	—	—	—
	02/06/2017(2)	—	—	—	—	968,794	4,285,000	—	1,351,918(3)
	12/29/2017(4)	—	—	—	—	—	—	80,292	2,475,001(5)
Mark T. Lammas		336,000	483,000	630,000	—	—	—	—	—
	02/06/2017(2)	—	—	—	—	517,745	2,290,000	—	722,495(3)
	12/29/2017(4)	—	—	—	—	—	—	36,934	1,138,491(5)
Christopher J. Barton		262,400	377,200	492,000	—	—	—	—	—
	02/06/2017(2)	—	—	—	—	324,438	1,435,000	—	452,743(3)
	12/29/2017(4)	—	—	—	—	—	—	16,058	494,988(5)
Alexander Vouvalides		304,000	437,000	570,000	—	—	—	—	—
	02/06/2017(2)	—	—	—	—	413,744	1,830,000	—	577,365(3)
	12/29/2017(4)	—	—	—	—	—	—	30,657	945,002(5)
Joshua Hatfield		259,200	372,600	486,000	—	—	—	—
	02/06/2017(2)	—	—	—	—	234,003	1,035,000	—	326,543(3)
	12/29/2017(4)	—	—	—	—	—	—	14,599	450,014(5)
__________________

(1)
Amounts shown in these columns represent each NEO’s non-discretionary annual cash bonus opportunity under our 2017 cash bonus program. The “Target” amount represents the NEO’s target bonus if each non-discretionary performance goal was achieved at the target level, and the “Threshold” and “Maximum” amounts represent the NEO’s threshold and maximum bonuses, respectively, if each non-discretionary performance goal was achieved at the minimum or the maximum levels.

(2)
Amounts reflect awards granted under the 2017 OPP. The number of operating partnership performance units to be earned under these awards will equal the dollar value of the bonus pool divided by our per share common stock value at the end of the performance period. The dollar value of the bonus pool, in turn, will range from $0 to $20,000,000 depending on the Company’s absolute and relative TSR performance over the performance period. Amounts in the “Maximum” column represent the amounts the NEOs will be eligible to receive if we achieve performance at a level sufficient to fund the 2017 OPP bonus pool at the maximum of $20,000,000. Amounts in the “Target” column represent the amounts the NEOs will be eligible to receive if we achieve performance at a level sufficient to fund the 2017 OPP bonus pool at the target of $4,521,790. Awards under the 2017 OPP granted to our NEOs will be earned in the form of performance units of our operating partnership. For additional information on the 2017 OPP, see “Elements of Executive Officer Compensation—Outperformance Program” above.

(3)
Amounts reflect the full grant date fair value of awards granted under the 2017 OPP determined in accordance with ASC Topic 718 based on the NEO’s percentage participation right in the 2017 OPP bonus pool. We provide information regarding the assumptions used to calculate the value of all awards under the 2017 OPP made to executive officers in Notes 2 and 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 16, 2018. There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual).

(4)
On December 29, 2017, the Compensation Committee approved restricted stock awards for each NEO, each of which will vest, and the restrictions thereon will lapse, in three equal, annual installments on each of December 29, 2018, December 29, 2019 and December 29, 2020, subject to continued service with us through the applicable vesting dates (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “Potential Payments Upon Termination or Change in Control”).

(5)
Amounts reflect the full grant date fair value of awards granted during 2017 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all awards made to executive officers in 2017 in Notes 2 and 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 16, 2018. There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual).

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS IN 2017 TABLE

The material terms of the employment agreements with each of our NEOs, as in effect in 2017, are described below.
Employment Agreements
Under the employment agreements, Messrs. Coleman, Lammas, Barton, Vouvalides, and Hatfield serve as the Company’s Chief Executive Officer; Chief Operating Officer, Chief Financial Officer and Treasurer; Executive Vice President, Development and Capital Investments; Chief Investment Officer; and Executive Vice President, Operations, respectively.

The initial term of the agreements ends on January 1, 2020; on that date, the term of the agreements automatically extends for one year. In the event that we experience a “change in control” (as defined in the 2010 Plan) during the one-year extension period, the term of the employment agreements will instead continue through the first anniversary of the consummation of the change in control.

Pursuant to these agreements, Mr. Coleman reports directly to our Board, Messrs. Lammas, Barton and Vouvalides report to our Chief Executive Officer and Mr. Hatfield reports to our Chief Operating Officer. During his employment term, the Board will nominate Mr. Coleman for election as a director.

For 2017, annual base salaries for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield were $725,000, $525,000, $410,000, $475,000 and $405,000, respectively. The 2017 annual base salaries for the NEOs were unchanged from 2016, other than Mr. Hatfield’s salary, which was increased to $405,000 to reflect his increased role and responsibilities. The 2018 annual base salaries for our NEOs were increased to the following amounts: $825,000 for Mr. Coleman, $600,000 for Mr. Lammas, $525,000 for Mr. Vouvalides and $425,000 for Messrs. Barton and Hatfield.
Under the agreements, each executive is eligible to receive an annual discretionary cash performance bonus, the amount of which will be determined based on determinations of company and individual performance by the Compensation Committee. In addition, the executives are eligible to participate in customary health, welfare and fringe benefit plans, and are eligible to accrue up to four weeks of paid vacation per year.
If an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the employment agreements), or by reason of the executive’s death or disability, the executive will be entitled to certain payments and benefits, as described under “—Potential Payments Upon Termination or Change in Control” below. The employment agreements also contain customary confidentiality and non-solicitation provisions.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2017:

Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Victor J. Coleman	29,384(1)	1,006,402(2)	—	—
	48,520(3)	1,661,810(2)	—	—
	80,292(4)	2,750,001(2)	—	—
	66,114(5)	2,264,405(2)	—	—
	24,220(6)	829,535(7)	—	—
	47,240(8)	1,617,970(9)	—	—
	—	—	109,496(10)	3,750,238(11)
	—	—	—(12)	—(11)
	—	—	66,114(13)	2,264,405(14)
Mark T. Lammas	13,516(1)	462,923(2)	—	—
	22,319(3)	764,426(2)	—	—
	36,934(4)	1,264,990(2)	—	—
	19,834(5)	679,315(2)	—	—
	12,975(6)	444,394(7)	—	—
	25,307(8)	866,765(9)	—	—
	—	—	58,401(10)	2,000,234(11)
	—	—	—(12)	—(11)
	—	—	19,834(13)	679,315(14)
Christopher J. Barton	6,464(1)	221,392(2)	—	—
	10,675(3)	365,619(2)	—	—
	16,058(4)	549,987(2)	—	—
	13,222(5)	452,854(2)	—	—
	8,650(6)	296,263(7)	—	—
	16,871(8)	577,832(9)	—	—
	—	—	36,482(10)	1,249,509(11)
	—	—	—(12)	—(11)
	—	—	13,222(13)	452,854(14)
Alexander Vouvalides	12,342(1)	422,714(2)	—	—
	20,379(3)	697,981(2)	—	—
	30,657(4)	1,050,002(2)	—	—
	16,528(5)	566,084(2)	—	—
	8,650(6)	296,263(7)	—	—
	21,089(8)	722,298(9)	—	—
	—	—	46,701(10)	1,599,509(11)
	—	—	—(12)	—(11)
	—	—	16,528(13)	566,084(14)
Joshua Hatfield	4,113(1)	140,870(2)	—	—
	8,733(3)	299,105(2)	—	—
	14,599(4)	500,016(2)	—	—
	8,435(8)	288,899(9)	—	—
	—	—	26,263(10)	899,508(11)
	—	—	—(12)	—(11)
__________________

(1)
Consists of restricted stock granted on December 29, 2015, which vests in three substantially equal installments on each of December 29, 2016, 2017 and 2018, subject to continued service with us through the applicable vesting dates.

(2)
The market value of shares of restricted stock that have not vested is calculated by multiplying the fair market value of a share of our common stock on December 29, 2017 ($34.25) by the number of unvested shares of restricted stock outstanding under the award.

(3)
Consists of restricted stock granted on December 29, 2016, which vests in three substantially equal installments on each of December 29, 2017, 2018 and 2019, subject to continued service with us through the applicable vesting dates.

(4)
Consists of restricted stock granted on December 29, 2017, which vests in three substantially equal installments on each of December 29, 2018, 2019 and 2020, subject to continued service with us through the applicable vesting dates.

(5)
Consists of restricted stock granted on December 29, 2015, which vests in four substantially equal installments on each of January 1, 2017, 2018, 2019 and 2020, subject to continued service with us through the applicable vesting dates.

(6)
Represents the number of shares earned but unvested under the 2014 OPP as of December 31, 2017. Awards earned under the 2014 OPP vested as to 50% of the shares as of December 31, 2016, which were paid in fully vested shares of our common stock in 2017. The remaining 50% was issued in the form of restricted stock units granted in 2017 that vested (or vests) in equal annual installments on December 31, 2017 and December 31, 2018, subject to continued employment. As of December 31, 2017, half of these restricted stock units remained unvested.

(7)
The market value of earned but unvested rights in the 2014 OPP is calculated by multiplying the fair market value of a share of our common stock on December 29, 2017 ($34.25) by the number of shares earned but unvested under the 2014 OPP as of December 31, 2017.

(8)
Represents the number of shares earned but unvested under the 2015 OPP as of December 31, 2017. Awards earned under the 2015 OPP vested as to 50% of the shares as of December 31, 2017, which were paid in fully vested shares of our common stock in 2018. The remaining 50% was issued in the form of restricted stock units granted in 2018 that vests in equal annual installments on December 31, 2018 and December 31, 2019, subject to continued employment.

(9)
The market value of earned but unvested rights in the 2015 OPP is calculated by multiplying the fair market value of a share of our common stock on December 29, 2017 ($34.25) by the number of shares earned but unvested under the 2015 OPP as of December 31, 2017.

(10)
Consists of (i) 21.43%, 11.43%, 7.14%, 9.14% and 5.14% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, multiplied by (ii) $17,500,000, which equals the bonus pool that is eligible to be earned under the 2016 OPP assuming the Company’s absolute and relative TSR performance for the three-year performance period under the 2016 OPP continues at the same rate as we experienced from January 1, 2016, the first day of the performance period, through December 31, 2017, divided by (iii) $34.25, which is the fair market value of a share of our common stock on December 29, 2017. Any awards earned under the 2016 OPP upon the completion of the three-year performance period will be paid 50% in fully vested shares of our common stock and 50% in RSUs that vest in equal annual installments on December 31, 2019 and December 31, 2020, subject to continued employment. If the performance period ends prior to its three-year term upon a change in control, any awards earned will be paid only in shares.

(11)
The market value of unearned rights in the OPPs is calculated by multiplying the fair market value of a share of our common stock on December 29, 2017 ($34.25) by the number of shares equivalent to the fair value of each NEO’s participation interest in the applicable OPP bonus pool (as determined in accordance with SEC rules and footnotes 10 and 12). For more information about the OPPs, see “Elements of Executive Officer Compensation—Outperformance Programs” above.

(12)
Consists of (i) 21.425%, 11.45%, 7.175%, 9.15% and 5.175% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, multiplied by (ii) $0, which equals the bonus pool that is eligible to be earned under the 2017 OPP assuming the Company’s absolute and relative TSR performance for the three-year performance period under the 2017 OPP continues at the same rate as we experienced from January 1, 2017, the first day of the performance period, through December 31, 2017, divided by (iii) $34.25, which is the fair market value of a share of our common stock on December 29, 2017. Any awards earned under the 2017 OPP upon the completion of the three-year performance period will be earned in fully vested performance units of our operating partnership.

(13)
Consists of the unvested portion of RSU “retention awards” granted in 2015, which is scheduled to vest in four installments on January 1 of each of 2017, 2018, 2019 and 2020 based on the achievement of certain absolute or relative TSR goals measured annually or, if neither of the shareholder return hurdles are achieved for an applicable year during the performance period, the unvested portion of this award will remain eligible to vest on January 1, 2020 based on the achievement of a cumulative TSR goal, as well as (in each case) continued employment through the applicable vesting date. In 2017, we did not achieve the performance goals with respect to the second tranche of this award, and accordingly, no additional RSUs vested on January 1, 2018.

(14)
The market value of the unvested portion of the RSU retention award is calculated by multiplying the fair market value of a share of our common stock on December 29, 2017 ($34.25) by the number of unvested restricted stock units as of December 31, 2017.

2017 OPTION EXERCISES AND STOCK VESTED

The following table summarizes vesting of stock applicable to our NEOs during the year December 31, 2017. None of the NEOs held any options during 2017:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Victor J. Coleman	217,444	7,470,817
Mark T. Lammas	101,444	3,481,466
Christopher J. Barton	61,331	2,105,259
Alexander Vouvalides	81,688	2,803,655
Joshua Hatfield	18,565	635,851
________________

(1)
Amounts shown are calculated by multiplying the fair market value of our common stock on the applicable vesting date by the number of shares of common stock, or the number of RSUs, that vested on such date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

Termination Without Cause or for Good Reason

Under the executives’ employment agreements, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the employment agreements) then, in addition to accrued amounts and any earned but unpaid bonuses, the executive will be entitled to receive the following:

•
A lump-sum payment in an amount equal to one (or, with respect to Mr. Coleman, three) times the sum of (i) the executive’s annual base salary then in effect, (ii) the average annual bonus earned by the executive during the two prior fiscal years and (iii) with respect to Mr. Coleman only, the average value of any annual equity awards made to Mr. Coleman during the two prior fiscal years (not including any awards granted pursuant to a multi-year or long-term performance program, initial hiring or retention award or similar non-reoccurring award);

•
Accelerated vesting of all outstanding equity awards held by the executive as of the termination date (other than any OPP awards and other than the one-time RSU retention awards granted in 2015, for which accelerated vesting provisions are described below); and

•	Company-subsidized healthcare continuation coverage for up to 18 months after the termination date.

In the event that an executive’s employment is terminated by the Company without “cause” or by the executive for “good reason,” in either case, on or within one year after a change in control, then the executive will be entitled to receive the same payments and benefits described above, except that the amount of the cash severance received by each executive, other than Mr. Coleman, will be multiplied by two (rather than one).

Death or Disability of Executive

Upon a termination of employment by reason of death or disability, the executive or his/her estate will be entitled to accelerated vesting of all outstanding equity awards held by the executive as of the termination date (other than any OPP awards and other than the one-time RSU retention awards granted in 2015, for which accelerated vesting provisions are described below), in addition to accrued amounts and earned but unpaid bonuses.

Change in Control (no termination)

If the Company has a change in control and the successor company does not assume or substitute new awards pursuant to the 2010 Plan for any outstanding awards, such awards will vest in full to the extent then unvested.

Outperformance Program

Under the 2016 OPP and the 2017 OPP, if the three-year performance period is terminated prior to December 31, 2018 or December 31, 2019, respectively, in connection with a change in control, the OPP awards, to the extent earned as of the change in control, will be paid entirely in fully vested shares of our common stock, or, for the 2017 OPP awards granted to our NEOs, in fully vested performance units of our operating partnership, immediately prior to the change in control.

If a participant’s employment is terminated without “cause,” for “good reason” or due to the participant’s death or disability during the applicable performance period (referred to as qualifying terminations), the participant will be paid his or her OPP award at the end of the performance period in fully vested shares or performance units (as applicable), to the extent earned based on achievement of the performance goals during the performance period. Any such payment will be pro-rated in the case of a termination without “cause” or for “good reason” by reference to the participant’s period of employment during the applicable performance period.

If we experience a change in control or a participant experiences a qualifying termination of employment, in either case, after the end of the applicable performance period, any unvested performance units granted under the 2016 OPP that remain outstanding will accelerate and vest in full upon such event.

RSU Retention Awards

Under the RSU retention awards held by Messrs. Coleman, Lammas, Barton and Vouvalides, upon a termination of the executive’s employment by the Company without “cause,” by the executive for “good reason” or due to the executive’s death or disability, the RSU award will vest in full based on the achievement of a pro-rated cumulative TSR goal through the termination date. In addition, in the event of a change in control of the Company prior to the completion of the performance period, the RSU award will vest in full if the Company achieves a pro-rated cumulative TSR goal for the shortened performance period through the change in control date.

Summary of Potential Payments Upon Termination or Change in Control

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2017. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change in control assumed or substituted awards for any outstanding awards under the 2010 Plan.

Name	Benefit	Death($)	Disability($)	Termination Without Cause or for Good Reason (no Change in Control)($)	Change in Control (no Termination) ($)(1)	Termination Without Cause or for Good Reason in Connection with a Change in Control($)(1)
Victor J. Coleman	Cash Severance(2)	—	—	13,289,976	—	13,289,976
	Continued Health Benefits(3)	—	—	49,052	—	49,052
	Equity Acceleration	16,263,771(4)	16,263,771(4)	15,013,692(5)	8,754,234(6)	16,436,852(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	16,313,771	16,263,771	28,352,720	8,754,234	29,775,880
Mark T. Lammas	Cash Severance(2)	—	—	1,188,750	—	2,377,500
	Continued Health Benefits(3)	—	—	49,052	—	49,052
	Equity Acceleration	7,198,063(4)	7,198,063(4)	6,531,318(5)	4,118,715(6)	7,290,369(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	7,248,063	7,198,063	7,769,120	4,118,715	9,716,921
Christopher J. Barton	Cash Severance(2)	—	—	942,500	—	1,885,000
	Continued Health Benefits(3)	—	—	48,767	—	48,767
	Equity Acceleration	4,190,110(4)	4,190,110(4)	3,773,607(5)	2,657,916(6)	4,247,768(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	4,240,110	4,190,110	4,764,874	2,657,916	6,181,535
Alexander Vouvalides	Cash Severance(2)	—	—	1,071,250	—	2,142,500
	Continued Health Benefits(3)	—	—	49,052	—	49,052
	Equity Acceleration	5,950,685(4)	5,950,685(4)	5,417,515(5)	3,287,706(6)	6,024,487(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	6,000,685	5,950,685	6,537,817	3,287,706	8,216,039
Joshua Hatfield	Cash Severance(2)	—	—	868,750	—	1,737,500
	Continued Health Benefits(3)	—	—	37,555	—	37,555
	Equity Acceleration	2,128,398(4)	2,128,398(4)	1,828,562(5)	1,229,902(6)	2,169,893(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	2,178,398	2,128,398	2,734,867	1,229,902	3,944,948
________________

(1)
In accordance with the employment agreement terms, if any payments made in connection with a change in control would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G of the Code, such payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the executive officer that are more favorable than the net after-tax payments and benefits payable to the executive officer in the absence of such a reduction after the imposition of the excise tax. The figures reported in this column do not reflect any such reductions as a result of Code Section 280G limits. No executive officer is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).

(2)
Cash severance was calculated by multiplying the applicable severance multiple (described above) by the sum of (i) the executive officer’s annual base salary in effect on December 31, 2017; (ii) the average annual bonus earned by the executive officer during 2015 and 2016; and (iii) with respect to Mr. Coleman only, the average value of any annual equity award made to him with respect to 2015 and 2016, not including any outperformance program awards or the RSU retention award.

(3)
Represents the aggregate premium payments that we would be required to pay to or on behalf of the applicable executive to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage elections as of December 31, 2017) for 18 months.

(4)
Represents, for each executive officer, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock held by the executive officer as of December 31, 2017, (ii) the accelerated vesting of the portion of the executive’s 2014 and 2015 OPP awards that was unvested as of December 31, 2017, (iii) the accelerated vesting of the 2016 OPP and 2017 OPP awards held by the executive officer and (iv) except with respect to Mr. Hatfield, the accelerated vesting of the RSU retention awards based on the achievement of pro-rated performance goals, plus the dividend equivalents that would become payable in respect of the RSU retention awards. Amounts do not include the dividend equivalents that may become payable in respect of the executive’s 2016 OPP and 2017 OPP award upon the termination, as that amount is not yet determinable. As required by applicable disclosure rules, these values reflect a hypothetical termination of the executive’s employment occurring on December 31, 2017.
The value of accelerated restricted stock vesting was calculated by multiplying (a) the number of shares subject to acceleration by (b) the fair market value of a share of common stock on December 29, 2017 ($34.25).
The value of the accelerated vesting of the 2014 and 2015 OPP awards was calculated by multiplying (a) the number of earned but unvested RSUs subject to acceleration by (b) the fair market value of a share of common stock on December 29, 2017 ($34.25).
The 2016 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2016 OPP, or 21.43%, 11.43%, 7.14%, 9.14% and 5.14% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, times (y) the projected bonus pool under the 2016 OPP, or $17,500,000. The 2016 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2016 through December 31, 2017. Note, however, that the value of these accelerated 2016 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2016 OPP awards under this scenario could be greater or less than the amounts reported.
The 2017 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2017 OPP, or 21.425%, 11.45%, 7.175%, 9.15% and 5.175% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, times (y) the projected bonus pool under the 2017 OPP, or $0. The 2017 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2017 through December 31, 2017. Note, however, that the value of these accelerated 2017 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2017 OPP awards under this scenario could be greater or less than the amounts reported.
The value of the accelerated vesting of the RSU retention awards as of December 31, 2017 is estimated for purposes of this disclosure based on the achievement of a pro-rated cumulative TSR goal through the assumed termination date (December 31, 2017). The RSU retention award values for each executive also include an amount equal to the aggregate dividend equivalents that would become payable to the executive in respect of his RSU retention award upon such termination, or $119,005, $35,703, $23,801 and $29,752 for Messrs. Coleman, Lammas, Barton and Vouvalides, respectively, based on the dividends per share declared during the performance period (beginning on January 1, 2016) through December 31, 2017.

(5)
Represents, for each executive officer, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock held by the executive officer as of December 31, 2017, (ii) the accelerated vesting of the portion of the executive’s 2014 and 2015 OPP awards that was unvested as of December 31, 2017, (iii) the pro-rated accelerated vesting of the 2016 OPP award and 2017 OPP award held by the executive officer and (iv) except with respect to Mr. Hatfield, the accelerated vesting of the RSU retention awards based on the achievement of pro-rated performance goals, plus the dividend equivalents that would become payable in respect of the RSU retention awards. Amounts do not include the dividend equivalents that may become payable in respect of the executive’s 2016 OPP award and 2017 OPP award upon the termination, as that amount is not yet determinable. As required by applicable disclosure rules, these values reflect a hypothetical termination of the executive’s employment occurring on December 31, 2017.

The value of accelerated restricted stock, RSU retention awards and 2014 and 2015 OPP awards vesting was calculated as described in footnote (4) above.
The 2016 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2016 OPP, or 21.43%, 11.43%, 7.14%, 9.14% and 5.14% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, times (y) the pro-rated portion of the performance period elapsed through December 31, 2017, or approximately two-thirds, times (z) the projected bonus pool under the 2016 OPP, or $17,500,000. The 2016 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2016 through December 31, 2017. Note, however, that the value of these accelerated 2016 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2016 OPP awards under this scenario could be greater or less than the amounts reported.
The 2017 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2017 OPP, or 21.425%, 11.45%, 7.175%, 9.15% and 5.175% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, times (y) the pro-rated portion of the performance period elapsed through December 31, 2017, or approximately one-third, times (z) projected bonus pool under the 2017 OPP, or $0. The 2017 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2017 through December 31, 2017. Note, however, that the value of these accelerated 2017 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2017 OPP awards under this scenario could be greater or less than the amounts reported.

(6)
Represents, for each executive officer, the full accelerated vesting of (i) the earned but unvested portion of the executive’s 2014 and 2015 OPP awards as of December 31, 2017 and (ii) the 2016 OPP award and 2017 OPP award held by the executive officer based on actual performance through December 31, 2017, plus the dividend equivalents that would become payable in respect of the executive’s

2016 OPP and 2017 OPP awards upon the change in control. In addition, except with respect to Mr. Hatfield, includes the value of the accelerated vesting of the RSU retention awards based on the achievement of pro-rated performance goals plus the dividend equivalents that would become payable in respect of the RSU retention awards. As required by applicable disclosure rules, these values reflect a hypothetical change in control occurring on December 31, 2017.
The value of the 2014 and 2015 OPP awards vesting was calculated as described in footnote (4) above.
The 2016 OPP award values were determined for each executive officer by multiplying (x) the executive officer’s pool interest of 21.43%, 11.43%, 7.14%, 9.14% and 5.14% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, by (y) a bonus pool of $17,500,000, determined based on actual TSR performance through December 31, 2017.
The 2016 OPP award values for each executive also include an amount equal to the aggregate dividend equivalents that would become payable to the executive in respect of his 2016 OPP award upon such change in control, or $173,081, $92,306, $57,658, $73,802 and $41,495 for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, based on the dividends per share declared during the performance period (beginning on January 1, 2016) through December 31, 2017 and the bonus pool of $17,500,000 (determined based on actual TSR performance through December 31, 2017).
The 2017 OPP award values were determined for each executive officer by multiplying (x) the executive officer’s pool interest of 21.425%, 11.45%, 7.175%, 9.15% and 5.175% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, by (y) a bonus pool of $0, determined based on actual TSR performance through December 31, 2017.

The 2017 OPP award values for each executive also include an amount equal to the aggregate dividend equivalents that would become payable to the executive in respect of his 2017 OPP award upon such change in control, or $0 for each named executive officer, based on the dividends per share declared during the performance period (beginning on January 1, 2017) through December 31, 2017 and the bonus pool of $0 (determined based on actual TSR performance through December 31, 2017).

(7)
Represents, for each executive officer, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock held by the executive officer as of December 31, 2017, (ii) the accelerated vesting of the portion of the executive’s 2014 OPP award and 2015 OPP award that was unvested as of December 31, 2017, (iii) the full accelerated vesting of the 2016 OPP award and 2017 OPP award held by the executive officer based on actual performance through December 31, 2017, and (iv) the accelerated vesting of the RSU retention awards based on the achievement of a pro-rated cumulative TSR goals. As required by applicable disclosure rules, these values reflect a hypothetical change in control and qualifying termination of the executive’s employment occurring on December 31, 2017.

The value of accelerated restricted stock, RSU retention awards and 2014 and 2015 OPP awards vesting was calculated as described in footnote (4) above. The value of the 2016 and 2017 OPP awards was calculated as described in footnote (6) above.

(8)	Represents the life insurance proceeds payable by a third-party insurer under the executive’s life insurance policy upon a termination of employment due to death.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our median compensated employee to the annual total compensation of Victor J. Coleman, our CEO.  We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

•	the annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $93,824; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included above, was $6,016,979.

Based on this information, for 2017, our CEO’s annual total compensation was approximately 64 times that of the median of the annual total compensation of all of our employees (other than the CEO).
Determining the Median Employee

Employee Population

We used our employee population data as of October 1, 2017 as the reference date for identifying our median employee.  As of such date, our employee population consisted of approximately 290 individuals, including 289 full-time employees and one part-time employee.

Methodology for Determining Our Median Employee

To identify the median employee from our employee population, we selected base salary and bonus, as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017, as the most appropriate measure of compensation, which was consistently applied to all of our employees included in the calculation. In identifying the median employee, we annualized the compensation of all full-time employees who were new-hires in 2017 and on leave of absence in 2017.

Compensation Measure and Annual Total Compensation of Median Employee

With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $93,824.

Annual Total Compensation of CEO

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	7,633,938(2)	—	14,078,738(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	7,633,938	—	14,078,738
______________

(1)	Consists of the 2010 Plan.

(2)
Represents 1,210,589 shares of common stock that were subject to awards of RSUs, including potential awards under our one-time RSU retention grants and potential awards under our OPP plans using the maximum bonus pool eligible to be earned and based on a stock price of $34.25 on December 29, 2017 for the 2016 OPP and 2017 OPP, but excludes 812,573 shares of unvested restricted stock.

(3)
As of December 31, 2017, 14,078,738 fungible units remained available for issuance under our 2010 Plan. This fungible unit limit means that, based on the relative fungible unit weights attributable to different award types under the plan, the maximum number of shares that may be issued under the plan as of December 31, 2017 ranged from 3,959,791 to 17,782,491 shares, with the ultimate share limit determined by reference to the types of awards actually granted under the plan. The amount disclosed in the table represents the number of shares that would be available for issuance if all awards made after December 31, 2017 are granted as ten-year options.

COMPENSATION RISK ANALYSIS

As part of the 2017 compensation process, the Compensation Committee, in conjunction with FTI, considered the matter of risks to stockholders and to the achievement of performance objectives that may be inherent in the compensation programs. After reviewing and discussing the foregoing, it was concluded that the Company’s compensation programs are designed with an appropriate risk-reward balance in relation to the Company’s business strategy and that none of the compensation programs encourage any executive or employee to take on excessive or unnecessary risks that are reasonably likely to have a material adverse effect on the Company. The following elements of our executive compensation plans and practices were considered in evaluating whether such plans and practices encourage our executives to take unnecessary risks:

•
We evaluate performance based on a variety of business objectives, including, but not limited to, execution of capital markets strategy, expansion of asset base, sourcing and completion of accretive acquisitions, strength of balance sheet, earnings, and occupancy and leasing performance, that we believe correlate to the long-term, sustainable creation of stockholder value;

•
The most material component of equity-based executive compensation is in the form of “full-value awards,” such as restricted stock, which, as compared to stock options or other market-based equity compensation vehicles, retains some degree of value even in periods of depressed markets and thus provides executives with a baseline of value that lessens the likelihood that executives will undertake any unnecessary risks to get or keep options (or other similar vehicle) “in-the-money”;

•
In 2017, the Compensation Committee retained ultimate discretion in setting compensation and did not rely on pre-determined formulas, therefore our executives were not encouraged to take unreasonable risks to meet certain hurdles to avoid not achieving the required formulaic metric; and

•
As the most material portion of each executive’s compensation to date has been in the form of stock, our executives have sizable holdings of equity in the Company, which aligns an appropriate portion of their personal wealth with our long-term performance. None of the shares of our stock or the common units of our operating partnership owned by our directors and executive officers are pledged as collateral for a loan.

COMPENSATION COMMITTEE REPORT

The information contained in this Report of the Compensation Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE

Richard B. Fried
Robert L. Harris II
Barry A. Porter

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which common units are exchangeable for (i) each person who is the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and NEOs, and (iii) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to common units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 23, 2018 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. As of March 23, 2018, 156,404,439 shares of our common stock were issued and outstanding.

Unless otherwise indicated, the address of each named person is c/o Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025.

Name of Beneficial Owner	Number of Shares and Common Units Beneficially Owned	Percentage of Outstanding Common Stock(1)	Percentage of Outstanding Common Stock and Common Units(2)
The Vanguard Group(3)	24,504,997	15.67	15.61
Cohen and Steers Inc.(4)	15,652,775	10.01	9.97
BlackRock, Inc.(5)	11,057,827	7.07	7.04
Vanguard Specialized Funds(6)	10,456,246	6.69	6.66
Invesco Ltd.(7)	9,624,621	6.15	6.13
FMR LLC(8)	9,518,369	6.09	6.06
Victor J. Coleman	1,425,885	*	*
Mark T. Lammas	285,674	*	*
Jonathan M. Glaser	213,866	*	*
Alexander Vouvalides	203,469	*	*
Christopher Barton	193,337	*	*
Barry A. Porter	74,785	*	*
Mark D. Linehan	32,396	*	*
Joshua Hatfield	48,230	*	*
Theodore R. Antenucci	29,128	*	*
Robert M. Moran, Jr.	29,128	*	*
Richard B. Fried	5,829	*	*
Robert L. Harris II	10,222	*	*
Andrea Wong(9)	2,076	*	*
Frank Cohen(9)	—	*	*
Michael Nash	—	*	*
All directors and executive officers as a group (22 persons)	3,029,666	1.93	1.93
__________________
* Represents less than 1.0%.

(1)
Based on 156,404,439 shares of common stock outstanding as of March 23, 2018. In addition, amounts for each person assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors and executive officers as a group assume all common units held by them are exchanged for shares of our common stock, in each case, regardless of when such common units are exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.

(2)
Based on 156,404,439 shares of common stock outstanding as of March 23, 2018 and 569,045 common units held by limited partners outstanding as of March 23, 2018, which units may be redeemed for cash or, at our option, exchanged for shares of our common stock. Does not include shares of common stock that may be issued upon exchange of series A preferred units of limited partnership interest in our operating partnership or upon exchange of common units into which such series A preferred units may be converted.

(3)
The Vanguard Group, a Pennsylvania corporation, is the parent holding company of Vanguard Fiduciary Trust Company, a Delaware limited liability company, and Vanguard Investments Australia, Ltd. The Vanguard Group, Inc. may be deemed to beneficially own the shares owned by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The principal address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The information in this footnote is based solely upon a Schedule 13G/A filed by The Vanguard Group on February 9, 2018.

(4)
Cohen & Steers, Inc., a Delaware corporation, is the parent holding company of Cohen & Steers Capital Management, Inc, a New York corporation, and Cohen & Steers UK Ltd, a United Kingdom Private Limited Company. Cohen & Steers, Inc. may be deemed to beneficially own the shares owned by Cohen & Steers Capital Management, Inc and Cohen & Steers UK Ltd. The principal address for Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The information in this footnote is based solely upon a Schedule 13G/A filed by Cohen & Steers, Inc. on February 12, 2018.

(5)
BlackRock, Inc., a New York corporation, is the parent holding company of BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, and BlackRock Fund Managers Ltd. BlackRock, Inc. may be deemed to beneficially own the shares owned by BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, and BlackRock Fund Managers Ltd. The principal address for BlackRock, Inc. is 55 East 52 Street, New York City, NY 10055. The information in this footnote is based solely upon a Schedule 13G/A filed by BlackRock, Inc. on January 25, 2018.

(6)
Vanguard Specialized Funds—Vanguard REIT Index Fund is a Delaware corporation. The principal address for The Vanguard Specialized Funds is 100 Vanguard Blvd., Malvern, PA 19355. The information in this footnote is based solely upon a Schedule 13G/A filed by the Vanguard Specialized Funds on February 2, 2018.

(7)
Invesco Ltd., a Bermuda corporation, is the parent company of Invesco Advisers, Inc., Invesco Investment Advisers, LLC and Invesco PowerShares Capital Management LLC, each an investment adviser, and Invesco Ltd. may be deemed to beneficially own the shares held by these investment advisers. The principal address for Investco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. The information in this footnote is based solely upon a Schedule 13G/A filed by Invesco Ltd. on February 12, 2018.

(8)
FMR LLC, a Delaware limited liability corporation, is the parent holding company of FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company, FMR CO., Inc and Strategic Advisers, Inc. FMR LLC may be deemed to beneficially own the shares owned by FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company, FMR CO., Inc and Strategic Advisers, Inc. The principal address for FMR LLC is 245 Summer Street Boston, MA 02210. The information in this footnote is based solely upon a Schedule 13G/A filed by FMR LLC on February 13, 2018.

(9)	On August 16, 2017, the Board accepted Mr. Cohen’s resignation and voted to elect Ms. Wong as his successor.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Form 5 was required for such persons, we believe that, during the fiscal year ended December 31, 2017, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

RELATED-PARTY AND OTHER TRANSACTIONS INVOLVING
OUR OFFICERS AND DIRECTORS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Lease and Subsequent Purchase of Corporate Headquarters from Blackstone

On July 26, 2006, the Company’s predecessor, Hudson Capital, LLC, entered into a lease agreement and subsequent amendments with landlord Trizec Holdings Cal, LLC (an affiliate of Blackstone) for the Company’s corporate headquarters at 11601 Wilshire. The Company amended the lease to increase its occupancy to 40,120 square feet commencing on September 1, 2015. On December 16, 2015, the Company entered into an amendment of that lease to expand the space to approximately 42,371 square feet and to extend the term by an additional three years, to a total of ten years, through August 31, 2025. On July 1, 2016, the Company purchased the 11601 Wilshire property from affiliates of Blackstone for $311.0 million (before credits, prorations and closing costs). Michael Nash, a director on the Board, is a senior managing director of an affiliate of Blackstone.

Disposal of Pinnacle I and Pinnacle II to certain affiliates of Blackstone

On November 16, 2017, the consolidated joint venture that owned Pinnacle I and Pinnacle II sold the properties to certain affiliates of Blackstone for $350.0 million, before credits, prorations and closing costs, including the assumption of $216.0 million of secured notes payable. Michael Nash, a director on the Board, is a senior managing director of an affiliate of Blackstone.

Disposal of 222 Kearny to certain affiliates of Farallon Funds

On February 14, 2017, the Company sold its 222 Kearny property to a joint venture, a partner of which is an affiliate of the Farallon Funds. Richard B. Fried, a director on the Board, is a managing member of the Farallon Funds.

JMG Capital Lease at 11601 Wilshire

JMG Capital Management LLC leases approximately 6,638 square feet at the Company’s 11601 Wilshire property pursuant to an eight-year lease at an aggregate rate of approximately $279 thousand annualized rent per year. Jonathan M. Glaser, a director on the Board, is the founder and managing member of JMG Capital Management LLC. JMG Capital Management LLC was a tenant of the property at the time it was purchased by the Company in 2016.

During 2017, JMG Capital Management LLC assigned the lease to a third party and as a result is no longer a lessee at our 11601 Wilshire property as of December 31, 2017.

Agreements Related to EOP Acquisition

On April 1, 2015, the Company completed the EOP Acquisition from certain affiliates of Blackstone, which consisted of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels located throughout the Northern California region. The total consideration paid for the EOP Acquisition before certain credits, prorations and closing costs included a cash payment of $1.75 billion and an aggregate of 63,474,791 shares of common stock of Hudson Pacific Properties, Inc. and common units in the operating partnership. In connection with the EOP Acquisition, the Company, the operating partnership and Blackstone entered into a stockholders agreement, which conferred Blackstone certain rights, including the right to nominate up to three of the Company’s directors. Additionally, the Company entered into a registration rights agreement with Blackstone providing for customary registration rights with respect to the equity consideration paid in the EOP Acquisition. Following a common stock offering and common unit repurchase on January 10, 2017, the stockholders agreement and the registration rights agreement automatically terminated on that date.

Common Stock Offerings and Common Unit Redemptions

On January 10, 2017, the Company, Blackstone and the Farallon Funds completed a public offering of 18,673,808 shares of common stock, consisting of 8,881,575 shares offered by the Company and 9,792,233 shares offered by the selling stockholders. The offering generated net proceeds for the Company and the selling stockholders of approximately $310.9 million and $342.7 million, respectively, before expenses. The Company used the net proceeds that it received from the offering to redeem 8,881,575 common units held by Blackstone and the Farallon Funds. Following the completion of this offering and the common unit redemption, Blackstone and the Farallon Funds no longer hold any ownership interests in the Company or our operating partnership.

The Company did not receive any proceeds from the sale of the common stock by the selling stockholders in the offerings described above but it paid approximately half of the expenses of the offerings with respect to the shares of common stock sold by the Farallon Funds and all of the expenses with respect to the shares of common stock sold by Blackstone, in each case, other than underwriting discounts, which were borne by the selling stockholders.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We have operated under our Standards of Business Conduct policy since our IPO in June 2010. As part of our Standards of Business Conduct, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits.

Our Board has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written Amended Policy Regarding Transactions with Related Parties governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), which involves a potential corporate opportunity, or in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons has a substantial ownership interest or control of such entity.

Directors and executive officers are required to submit to our General Counsel a description of any current or proposed transaction in advance of participating in such transaction. Our General Counsel is responsible for determining whether or not the proposed transaction is subject to our policy. If our General Counsel deems such transaction subject to our policy, she will report such transaction to the Chairperson of the Audit Committee. The Audit Committee is responsible for approving such transactions and in doing so, the Audit Committee may take into account, among other factors it deems appropriate, due inquiries of disinterested senior business leaders, disinterested directors and legal counsel.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and any information included on our Website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FUNDS FROM OPERATIONS (“FFO”)

We calculate funds from operations (“FFO”) in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts. The White Paper defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures. The calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide. We use FFO per share to calculate annual cash bonuses for certain employees.

However, FFO should not be viewed as an alternative measure of our operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

The following table presents our FFO for the years ended December 31, 2017 and 2016 and a reconciliation of net income to FFO, excluding specified items:

	Year Ended December 31,
	2017	2016
Net income	$94,561	$43,758
Adjustments:
Depreciation and amortization of real estate assets	281,773	267,245
Gains on sale of real estate	(45,574)	(30,389)
FFO attributable to non-controlling interests	(24,068)	(18,817)
Net income attributable to preferred units	(636)	(636)
FFO to common stockholders and unit holders	306,056	261,161
Specified items impacting FFO:
Transaction-related expenses	598	376
One-time debt extinguishment costs	1,114	—
FFO (excluding specified items) to common stockholders and unitholders	$307,768	$261,537
Weighted average common stock/units outstanding—diluted	154,671	146,739
FFO (excluding specified items) per common stock/unit—diluted	$1.99	$1.78

NET OPERATING INCOME (“NOI”)

We evaluate performance based upon property NOI from continuing operations. NOI is not a measure of operating results or cash flows from operating activities or cash flows as measured by GAAP and should not be considered an alternative to income from continuing operations, as an indication of our performance, or as an alternative to cash flows as a measure of liquidity, or our ability to make distributions. All companies may not calculate NOI in the same manner. We consider NOI to be a useful performance measure to investors and management because when compared across periods, NOI reflects the revenues and expenses directly associated with owning and operating our properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. We calculate NOI as net income (loss) excluding corporate general and administrative expenses, depreciation and amortization, impairments, gains/losses on sales of real estate, interest expense, transaction-related expenses and other non-operating items. We define NOI as operating revenues (including rental revenues, other property-related revenue, tenant recoveries and other operating revenues), less property-level operating expenses (which includes external management fees, if any, and property-level general and administrative expenses). NOI on a cash basis is NOI on a GAAP basis, adjusted to exclude the effect of straight-line rent and other non-cash adjustments required by GAAP. We believe that NOI on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent and other non-cash adjustments to revenue and expenses.

The following table reconciles net income to NOI:

	Year Ended December 31,
	2017	2016
Reconciliation of net income to net operating income:
Net income	$94,561	$43,758
Adjustments:
Interest expense	90,037	76,044
Interest income	(97)	(260)
Unrealized loss on ineffective portion of derivatives	70	1,436
Transaction-related expenses	598	376
Other income	(2,992)	(1,558)
Gains on sale of real estate	(45,574)	(30,389)
Income from operations	136,603	89,407
Adjustments:
General and administrative	54,459	52,400
Depreciation and amortization	283,570	269,087
Net operating income	$474,632	$410,894

Same-Store NOI	$287,498	$262,077
Non-Same-Store NOI	187,134	148,817
NOI	$474,632	$410,894

CHANGE IN GAAP AND CASH RENTS

Change in GAAP and cash rents is calculated as the change between the new/renewal rate for signed leases and the expiring rate for the same space. This excludes leases that were not occupied within the last 12 months. The change in GAAP rents is calculated by taking the average monthly rental rate over the term of the lease for both the new/renewal and expiring leases. The change in cash rents is calculated by taking the average of the initial rental rate for the new/renewal and the expiring rental rate for the expiring leases.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC and Maryland law, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at Hudson Pacific Properties, Inc., Attention: Investor Relations, 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025, (b) telephone at (310) 622-1702, or (c) e-mail at ir@hudsonppi.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

Stockholder Proposals

2018 Annual Meeting Proposals

Our Bylaws provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our Bylaws. We did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our Bylaws or by Rule 14a-8 under the Exchange Act and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this proxy statement and any procedural matters relating to these proposals.

2019 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2019 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our General Counsel at the address set forth on the cover page of this proxy statement no later than December 3, 2018. Any proposal should be addressed to our General Counsel and may be included in next year’s proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

In addition, our Bylaws currently require that we be given advance written notice of nominations for election to our Board and other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Corporate Secretary must receive such notice, as well as the information and other materials required by our Bylaws, at our principal executive offices not later than December 3, 2018 and no earlier than November 3, 2018 for matters to be presented at the 2019 annual meeting of our stockholders. However, in the event that the 2019 annual meeting is held before April 24, 2019 or after June 23, 2019, for notice by the stockholder, and the accompanying information and other materials, to be timely it must be received no more than 150 days prior to the date of the 2019 annual meeting and not less than the later of the close of business on the later of (a) the 120th day prior to the date of the 2019 annual meeting or (b) the tenth day following the day on which public announcement of the date of such meeting was first made by the Company.

Other Matters

Our Board knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are urged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the Internet or by telephone or by delivering to us or your broker a signed and dated proxy card.

By Order of the Board of Directors

Kay L. Tidwell
Executive Vice President, General Counsel and Secretary

Los Angeles, California
April 2, 2018

ANNUAL MEETING OF STOCKHOLDERS OF
HUDSON PACIFIC PROPERTIES, INC.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to Be Held on Thursday, May 24, 2018 at 9:00 a.m., Pacific Daylight Time
at 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025

The Notice of Annual Meeting, Proxy Statement, 2017 Annual Report and other SEC filings are available at the investor relations page of our corporate information Website at http://www.edocumentview.com/HPP.

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

HUDSON PACIFIC PROPERTIES

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
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Admission Ticket

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000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to authorize your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 24, 2018.

Vote by Internet

- Go to **www.investorvote.com/HPP**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll-free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch-tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Proxy for the 2018 Annual Meeting of Stockholders

1234 5678 9012 345

▼ IF YOU HAVE NOT AUTHORIZED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends you vote "FOR" the election of each of the director nominees named below:

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Victor J. Coleman	☐	☐	☐	02 - Theodore R. Antenucci	☐	☐	☐	03 - Andrea Wong	☐	☐	☐
04 - Richard B. Fried	☐	☐	☐	05 - Jonathan M. Glaser	☐	☐	☐	06 - Robert L. Harris	☐	☐	☐
07 - Mark D. Linehan	☐	☐	☐	08 - Robert M. Moran	☐	☐	☐	09 - Michael Nash	☐	☐	☐
10 - Barry A. Porter	☐	☐	☐								

The Board of Directors recommends you vote "FOR" Proposal Nos. 2 and 3:

Proposal	For	Against	Abstain
2. The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
3. The advisory approval of the Company's executive compensation, as more fully described in the enclosed proxy statement.	☐	☐	☐

The proxies named on the reverse are authorized to vote and otherwise represent the undersigned in their discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof and on the election of any other nominee if any of the nominees listed above declines or is unable to serve.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 3 7 4 8 3 9 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02SZQB

2018 Annual Meeting Admission Ticket

2018 Annual Meeting of Stockholders of Hudson Pacific Properties, Inc.
Thursday, May 24, 2018, 9:00 a.m., local time
11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT AUTHORIZED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HUDSON PACIFIC PROPERTIES, INC.

The stockholder (the "Stockholder") of Hudson Pacific Properties, Inc., a Maryland corporation (the "Company"), executing the reverse of this Proxy hereby appoints Victor J. Coleman and Mark T. Lammas, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at 11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025, on Thursday, May 24, 2018 at 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the Stockholder all votes that the Stockholder is entitled to cast at such meeting and otherwise to represent the Stockholder at the meeting with all powers possessed by the Stockholder if personally present at the meeting. The Stockholder hereby acknowledges receipt of the Notice of 2018 Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the Stockholder will be cast as instructed on the reverse. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the Stockholder will be cast "FOR" each of the nominees for director listed on the reverse of this Proxy and "FOR" proposals two and three. The votes entitled to be cast by the Stockholder will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof or, if any of such listed nominees declines or is unable to serve, "FOR" the election of any other nominee designated by the Company's Board of Directors.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon and date. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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HUDSON PACIFIC PROPERTIES

Los Angeles | Silicon Valley | San Francisco | Seattle

HudsonPacificProperties.com